Exhibit 1.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

MustAng Bio, INC.,

AND

UBRIGENE (BOSTON) BIOSCIENCES INC.,

Dated as of May 18, 2023

Page

ARTICLE I

Definitions and Interpretations

Section 1.01 Definitions1

Section 1.02 Interpretation and Construction12

ARTICLE II Closing

Section 2.01 Closing13

Section 2.02 Transferred/Excluded Assets; Assumed/Excluded Liabilities.13

Section 2.03 Purchase Price; Transactions To Be Effected at the Closing.16

Section 2.04 Deliveries by Seller17

Section 2.05 Delivery by Buyer18

Section 2.06 Withholding19

ARTICLE III

Representations and Warranties of the Seller

Section 3.01 Organization and Good Standing19

Section 3.02 Authority19

Section 3.03 Title to Tangible Property; Assets of the Transferred Operations.19

Section 3.04 Governmental Authorizations20

Section 3.05 Financial Statements20

Section 3.06 Non-Contravention20

Section 3.07 Compliance with Laws; Licenses and Permits21

Section 3.08 Transferred Contracts and Material Contracts.21

Section 3.09 Transferred Operations IP.22

Section 3.10 Legal Proceedings, etc.24

Section 3.11 Labor and Employee Matters24

Section 3.12 Employee Benefits Matters.27

Section 3.13 Environmental Conditions28

Section 3.14 Absence of Certain Developments29

Section 3.15 Brokerage Fees29

Section 3.16 Real Property30

i

(Continued)

Page

Section 3.17 Tax Matters.30

Section 3.18 Capitalization31

Section 3.19 Affiliate Transactions31

Section 3.20 Undisclosed Liabilities31

Section 3.21 Inventory32

Section 3.22 Data Privacy; Information Security.32

Section 3.23 Tangible Personal Property.33

Section 3.24 No Other Representation or Warranties.33

ARTICLE IV

Representations and Warranties of Buyer

Section 4.01 Organization; Power; Execution33

Section 4.02 Non-Contravention33

Section 4.03 Governmental Authorizations34

Section 4.04 Brokerage Fees34

Section 4.05 Sufficiency of Funds34

Section 4.06 Solvency34

Section 4.07 Legal Proceedings34

Section 4.08 Independent Investigation34

Section 4.09 No Substantial Interest by a Foreign State35

ARTICLE V

Covenants

Section 5.01 Payments from Third Parties35

Section 5.02 Conduct of the Transferred Operations Prior to Closing35

Section 5.03 Access to Information36

Section 5.04 Employees and Employee Benefits36

Section 5.05 Governmental Approvals and Consents37

Section 5.06 Confidentiality38

Section 5.07 Publicity39

Section 5.08 Restrictive Covenants.39

Section 5.09 Tax Treatment and Purchase Price Allocation.41

(Continued)

Page

Section 5.10 Taxes.42

Section 5.11 Supplement to Disclosure Schedules43

Section 5.12 Site Lease Transition44

Section 5.13 Closing Conditions44

Section 5.14 Site Sale or Assignment44

Section 5.15 Intellectual Property License44

Section 5.16 Further Assurances44

Section 5.17 Transition Cooperation44

ARTICLE VI

Conditions to Closing

Section 6.01 Conditions to Obligations of all Parties45

Section 6.02 Conditions to Obligations of Buyer45

Section 6.03 Conditions to Obligations of Seller46

ARTICLE VII

Indemnification

Section 7.01 Survival.47

Section 7.02 Indemnification by the Seller47

Section 7.03 Indemnification by Buyer48

Section 7.04 Scope of Liability.48

Section 7.05 Direct Claims49

Section 7.06 Third Party Claims.49

Section 7.07 Tax Treatment of Indemnity Payments51

Section 7.08 Payment of Damages51

Section 7.09 Exclusive Remedies51

ARTICLE VIII

Termination

Section 8.01 Termination51

Section 8.02 Effect of Termination and Termination Fee52

(Continued)

Page

ARTICLE IX

Miscellaneous

Section 9.01 Waivers53

Section 9.02 Modifications and Amendments53

Section 9.03 Assignability, Beneficiaries, Governing Law and Enforcement.53

Section 9.04 Notices54

Section 9.05 Headings55

Section 9.06 Counterparts55

Section 9.07 Entire Agreement55

Section 9.08 Payment of Expenses55

Section 9.09 Jurisdiction55

Section 9.10 Service of Process55

Section 9.11 Waiver of Jury Trial55

Section 9.12 Severability55

Section 9.13 Specific Performance56

Section 9.14 Schedules56

Exhibits

Exhibit A	Bill of Sale and Assignment and Assumption Agreement
Exhibit B	IP Employee Assignments
Exhibit C	Manufacturing Services Agreement
Exhibit D	Quality Services Agreement
Exhibit E	Site Lease Transition
Exhibit F	Transition Services Agreement
Exhibit G	Employment Agreements

Schedules

Schedule 1.01(a)Current Assets

Schedule 1.01(b)Permitted Liens

Schedule 2.02(a)(ii)Real Property

Schedule 2.02(a)(iii)Personal Property Leases; Personal Property and Equipment

Schedule 2.02(a)(iv)Contracts

Schedule 2.02(a)(vi)Licenses; Permits

Schedule 2.02(c)(viii)Excluded Contracts

Schedule 2.02(c)(x)Additional Excluded Assets

Schedule 2.04(a)Closing Consents

Schedule 3.03(a)Liens

Schedule 3.04Governmental Authorizations

Schedule 3.05Financial Statements

Schedule 3.06Non-Contravention

Schedule 3.08(a)Material Contracts

Schedule 3.09(a)Transferred Operations IP

Schedule 3.09(b)Seller IP Contracts

Schedule 3.11(a)Site Employees

Schedule 3.11(b)Non-Employee Workers

Schedule 3.11(c)Labor and Employee Matters

Schedule 3.12(a)Plans

Schedule 3.12(o)Site Employee Payments

Schedule 3.14Absence of Certain Developments

Schedule 3.17(a)Tax Matters

Schedule 3.20Affiliate Transactions

Schedule 3.21Inventory

Schedule 4.02Non-Contravention

Schedule 4.03Governmental Authorizations

Schedule 4.07Legal Proceedings

Schedule 6.02Indemnification Matters

v

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 18, 2023, by and between uBriGene (Boston) Biosciences Inc., a Delaware corporation (“Buyer”) and Mustang Bio, Inc., a Delaware corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell all of the Transferred Assets (as defined below) to Buyer except for the Excluded Assets (as defined below) and Buyer desires to acquire such Transferred Assets on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions and Interpretations
 Definitions.  To the extent not otherwise defined in this Agreement, the following terms used in this Agreement shall have the respective meanings assigned to them below:

“Accounting Firm” shall mean a nationally recognized accounting firm mutually agreed upon by the parties that has not been retained by either party within the two (2) years prior to the date of engagement of the Accounting Firm hereunder.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” with respect to any Person shall mean any entity that is directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and, without limitation of the previous sentence, any Person owning more than fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person. The term “Affiliate” or “Affiliates” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“Ancillary Agreements” shall mean, other than this Agreement, the agreements and instruments (including the Bill of Sale and Assignment and Assumption Agreement, the IP Employee Assignments, the Transition Services Agreement, the Manufacturing Services Agreement, Quality Services Agreement, Site Lease Transition, and the Employment Agreements) executed and delivered in connection with the transactions contemplated by this Agreement.

“Assumed Liabilities” shall mean only the contractual obligations, liabilities and commitments of Seller under all Transferred Contracts but only to the extent that such obligations, liabilities and commitments are required to be performed after the Closing Date and excluding any obligations, liabilities or commitments arising from any non-performance, breach or default by Seller.

“Bill of Sale and Assignment and Assumption Agreement” shall mean that certain Bill of Sale and Assignment and Assumption Agreement among Seller and Buyer, appended to this Agreement as Exhibit A.

“Business Day” shall mean any day other than (i) a Saturday, (ii) a Sunday or (iii) any day on which banks in Worchester, Massachusetts or Vancouver, British Colombia are authorized or obligated by law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Specified Representations” shall mean Section 4.01 (Organization; Power; Execution), Section 4.02 (Non-Contravention), Section 4.03 (Governmental Authorizations), and Section 4.04 (Brokerage Fees).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Clearance” means (a) that CFIUS has issued a written notice to the parties that the Buyer’s acquisition of Transferred Assets is not a “covered transaction” and that it is not subject to review under the DPA; (b) CFIUS has delivered written notice to the parties that it has concluded its review or investigation of the Buyer’s acquisition of Transferred Assets, determined that there are no unresolved national security concerns, and that all action under the DPA with respect to the Buyer’s acquisition of Transferred Assets is concluded; or (c) CFIUS has sent a report to the President of the United States requesting the President’s decision and either (A) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the Transaction or (B) the President has not announced a decision to take any action to suspend or prohibit the Transaction within fifteen (15) days after the earlier of (x) the date upon which CFIUS has completed its investigation of the Transaction or (y) the date on which CFIUS has referred the Transaction to the President for action.

“CFIUS Notice” means a voluntary notice submitted to CFIUS pursuant to 31 C.F.R. §800.501 with respect to Buyer’s acquisition of Transferred Assets.

“Chinese Governmental Approval” shall mean any consent, approval, order or authorization of, or registration, declaration or filing by or with the People’s Republic of China or any Governmental Entity governed by the People’s Republic of China, in each case as required under the laws of the People’s Republic of China in effect as of the date of this Agreement, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with the People’s Republic of China or any Governmental Entity governed by the People’s Republic of China, in each case as required under the laws of the People’s Republic of China in effect as of the date of this Agreement.

“Closing Certificate” has the meaning set forth in Section 2.03(b).

“Closing Indebtedness” shall mean the Indebtedness of Seller as of immediately prior to the Closing.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Contingent Capital Raise” shall mean the issuance by Seller of equity securities in an amount equal to or greater than $10,000,000 to third parties after the Closing Date, which such issuance may occur in a single transaction or a series of transactions.

“Contract” has the meaning set forth in Section 2.02(a)(iv).

“Current Assets” shall mean current assets of the Transferred Operations as of the close of business on the Closing Date, determined in accordance with GAAP, and are included in the line items set forth on Schedule 1.01(a).

“Damages” shall mean losses, liabilities, damages, deficiencies, obligations, diminution in value, costs and expenses and any and all claims, demands or suits by any Person, including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises (and, if applicable, reasonable attorneys’ fees associated therewith) relating to the breach or alleged breach of this Agreement, but shall exclude any punitive, incidental or consequential damages, except to the extent paid or payable to a third party pursuant to a Third Party Claim.

“Data” means data, databases, information and compilations related to the Transferred Assets, including all collections of data, whether machine readable or otherwise, and all past or present customer lists, supplier lists, mailing lists, subscriber lists, advertiser lists, market surveys, sales data, marketing data, advertising materials, marketing materials, promotional materials, brochures, catalogues, literature and forms.

“Data Breach” means (i) any loss of, damage to, or unauthorized access to, acquisition of, use of or disclosure of, any Data, (ii) any damage to, or unauthorized access to or use of, any IT Systems or networks, (iii) any other security incident involving Data or IT Systems or networks, or (iv) a business email compromise incident or similar incident involving a transfer of funds to an unauthorized party.

“Disclosure Schedules” shall mean the schedules referenced in, or otherwise provided in connection with, Article III of this Agreement and, in each case, as attached hereto.

“Dollars” or “$” means the lawful currency of the United States.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565, and all rules and regulations thereunder, including those codified at 31 U.S.C. Part 800 et. seq.

“Employment Agreement” means the applicable form of employment agreement or employment offer letter and other employment related agreements in the forms attached hereto as Exhibit G.

“Environmental Claim” shall mean any claim, action, cause of action or written notice alleging potential liability arising under any Environmental Law, or arising out of or resulting from circumstances forming the basis of any violation of any Environmental Law.

“Environmental Law” shall mean applicable federal, state or local Law relating to pollution or protection of the environment, public health or worker safety or health, the Release or threatened Release of Hazardous Materials into the environment, or the presence, use, storage, generation, handling, production, transportation, treatment, disposal, distribution, labeling, testing, processing, air emission, discharge, control or clean-up of any Hazardous Materials, in each case related to the Transferred Assets.

“E-Verify” means an Internet based system operated by the Department of Homeland Security (DHS) in partnership with the Social Security Administration (SSA) that allows participating employers to electronically verify the employment eligibility of their newly hired employees. Information and the registration process are found at the E-Verify website: https://e-verify.uscis.gov/enroll.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer with Seller under Section 414(b), (c), (m), or (o) of the Code.

“Excluded Assets” has the meaning set forth in Section 2.02(c).

“Excluded Contracts” has the meaning set forth in Section 2.02(c)(viii).

“Excluded Liabilities” shall mean all of the liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, of the Seller and its Affiliates that are not Assumed Liabilities and, for the avoidance of doubt, shall include, without limitation, the following: (i) all liabilities arising from the Transferred Operations or ownership of the Transferred Assets prior to the Closing, including any action, omission, event or occurrence prior to the Closing, (ii) all liabilities under Environmental Law arising from the operation of the Transferred Operations or ownership of the Transferred Assets prior to the Closing, (iii) all Indebtedness (except to the extent included as Assumed Liabilities), (iv) all Transaction Expenses, (v) all liabilities pertaining to the Excluded Contracts, (vi) all liabilities (including additional required contributions or administrative fees), Taxes, or penalties relating to, associated with, or arising out of any Plan of the Seller and the termination thereof, (viii) all liabilities related to compensation, benefits, compliance with employment-related Laws and similar obligations with respect to any Transferred Employees arising prior to and/or upon the Closing; (viii) all liabilities with respect to any Seller employees and other service providers who are not Transferred Employees; (ix) all liabilities with respect to Seller’s Plans, and (x) all Excluded Taxes.

“Excluded Taxes” shall mean any and all liabilities for the following Taxes, in each instance regardless of whether any such Taxes are reflected or shown as due or payable on any Tax Return, and regardless of whether any such Taxes are assessed, payable or due prior to, on or after the Closing Date: (i) any and all Taxes imposed on or payable by the Seller and its respective Affiliates, regardless of the Tax period to which such Taxes relate; (ii) any and all Taxes imposed on or payable in respect of the Transferred Operations or any of the Transferred Assets, or for which the Transferred Operations or any of the Transferred Assets may be liable, assessed or subject, in each instance to the extent such Taxes are attributable to any Pre-Closing Tax Period or to any Pre-Closing Straddle Period; (iii) any and all Taxes of any Person imposed on or payable in respect of the Transferred Operations or any of the Transferred Assets, whether by Contract or pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring on or prior to the Closing Date; and (iv) any and all Taxes arising from, or incurred or payable in connection with or relating to, the consummation of the transactions contemplated by this Agreement, including any Transfer Taxes.

“Financial Statements” shall mean with respect to the Transferred Operations, (i) the unaudited balance sheets and the related unaudited statements of income and unaudited statements of cash flows for the years ended December 31, 2021 and December 31, 2022 and (ii) the unaudited balance sheet as of March 31, 2023, and the related unaudited statement of income and statement of cash flows for the three-month period then ended (the “Most Recent Financial Statements”).  The balance sheet of the Transferred Operations, as applicable, as of the date of the Most Recent Financial Statements is referred to herein as the “Year End Balance Sheet” and the balance sheet of the Transferred Operations, as applicable, as of the date of the Most Recent Financial Statements is referred to as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in any Transaction Document, made by such party (i) with respect to Seller, to Sellers’ Knowledge, or (ii) with respect to Buyer, to Buyer’s knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relied with resulting Damages.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as amended from time to time.

“Governmental Approval” means any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity.

“Governmental Entity” shall mean any applicable supranational, national, federal, provincial, state or local judicial, legislative, executive, administrative or regulatory agency or other governmental authority (or any department, agency or political subdivision thereof).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any chemicals, materials, toxic, hazardous, explosive or radioactive substances, pollutants, contaminants, or wastes, including, without limitation, those that are now or ever have been defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or other words of similar import under any Environmental Law, or that are regulated pursuant to or for which liability or standards of care are imposed under any Environmental Law, including any petroleum or petroleum products/distillates, radioactive materials, asbestos in any form, lead based paint, mold, mildew, radon gas, infection or medical wastes, chlorinated solvents, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“Income Tax” (and, with the correlative meaning, “Income Taxes”) means any Tax that is based on, or computed with respect to, net income or earnings, gross income or earnings, capital or, net worth (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) and any related penalties, interest and additions to Tax.

“Indebtedness” shall mean, without duplication, all obligations or other liabilities of Seller related to the Transferred Assets at Closing: (i) for borrowed money (whether or not evidenced by bonds, debentures, notes or other similar instruments or debt securities); (ii) in respect of letters of credit, bankers’ acceptances or other similar instruments or reimbursement obligations with respect thereto; (iii) to pay the deferred purchase price of any asset, property or right, including earn-outs, payments under non-compete agreements and seller notes; (iv) under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; (v) under an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract or other similar instrument or agreement, or foreign currency hedge, exchange, purchase or similar instrument or agreement (including any termination or breakage fees); (vi) created or arising under any conditional sale or other title retention agreement; (vii) all obligations secured by Liens on the property of Seller related to or arising under the Transferred Operations; (viii) any liabilities that are guaranteed or assured, directly or indirectly, by Seller related to or arising under the Transferred Operations; (ix) under any mortgage, deed of trust, indenture, security agreement or other agreement securing any of the foregoing obligations; (x) any payroll Taxes deferred pursuant to the CARES Act or other applicable Law; (xi) accrued but unpaid Taxes related to the Transferred Assets and Transferred Operations; (xii) any amounts owed by Seller to fund any deferred compensation arrangements, (xiii) all earned, accrued or otherwise payable but unpaid bonuses, including any non-regular bonus arrangements entered into prior to the Closing, such as signing bonuses, commissions or other contingent compensation owed to any current or former employee, officer, director, independent contractor or other service provider of Seller (including Seller’s portion of any related Taxes), (xiv) any “success fees” or bonuses, phantom equity payments, or severance payments (including, without limitation, all severance obligations payable) arising from or otherwise triggered by the transactions contemplated by this Agreement (including the employer’s share of payroll Taxes attributable thereto), (xv) any accrued vacation or other paid time off as of immediately prior to the Closing; (xvi) all principal, interest, premiums, penalties, breakage fees, costs and expenses, whether accrued or otherwise, with respect to obligations or other liabilities of the types described in clauses (i) through (xv) above; and (xvii) with respect to any unfunded pension or welfare plan.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction:  (i) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, (ii) Trademarks, (iii) Internet domain names and websites, (iv) copyrightable works, works of authorship, copyrights, moral rights, mask work rights, database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (v) confidential and proprietary information, trade secrets, formulas, designs, technology, inventions, methods, processes, compositions, customer lists, processes, product formulations and know-how, and (vi) all improvements to, licenses or other rights to any of the foregoing; and all related applications and registrations therefor.

“Inventory” shall mean all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Transferred Operations.

“IP Employee Assignments” shall mean the proprietary rights and invention assignment agreements entered into as of the Closing Date by and between the Buyer and those individuals set forth on Schedule 2.04(d), appended to this Agreement as Exhibit B.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 3.22(c).

“Judgment” shall mean any judgment, order, writ, injunction, ruling, decision, award or decree of a Governmental Entity.

“Key Role Employees” shall mean [***].“Knowledge of Seller” and “Seller’s Knowledge” shall mean the actual knowledge of [***]. For purposes of this Agreement, any such individual shall be deemed to have knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter.

“Landlord” shall mean WCS-377 Plantation Street, Inc.

“Law” or “Laws” shall mean, collectively, any applicable United States and non-U.S. federal, state or local statute, law, treaty, order, directed duty, authorization, ordinance, rule, regulation, decree, permit, concession, franchise, license, restriction, principle of common law, administrative or judicial precedent or authority, code or Judgment issued by any Governmental Entity, including the interpretation or administration thereof by any Governmental Entity charged with the enforcement, interpretation or administration thereof.

“Lien” shall mean any mortgage, pledge, lien (statutory or other), charge, preference, priority or security interest, easement, encumbrance, bailment, hypothecation, assignment, deposit arrangement, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge or other similar arrangement or interest in real or personal property.

“Manufacturing Services Agreement” shall mean the manufacturing services agreement entered into as of the Closing Date by and between the Buyer and Seller, appended to this Agreement as Exhibit C.

“Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the Transferred Operations, results of operations, condition (financial or otherwise) or assets of the Transferred Operations (ii) the value of the Transferred Assets or (iii) the ability of Seller or Buyer to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general business, industry or economic conditions; (b) general political or social conditions, including the engagement (whether new or continuing) by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, sabotage, or the occurrence of any military or terrorist attack, any pandemic (including COVID-19 or similar SARS respiratory virus or illness), natural or man-made disaster or act of God; (c) changes in financial, banking, or securities markets (including any disruption thereof or any decline in the price of any security or any market index), or any change in prevailing interest rates; (d) changes in accounting rules (including GAAP); (e) changes in applicable Laws; (f) any action required or permitted by the this Agreement, subject to customary exceptions; or (g) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in the foregoing clauses shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Transferred Operations compared to other participants in the industries in which the Transferred Operations operates.

“Non-Assignable Asset” has the meaning set forth in Section 2.02(d).

“Outside Date” shall mean June 30, 2023, provided that, in the event the only condition to the obligations of each party under this agreement that remains unsatisfied as of the Outside Date (other than conditions which, by their nature, are to be satisfied on the Closing Date) is the receipt of Landlord’s approval and consent to the Site Lease Transition pursuant to Section 6.01(a), the Outside Date may be mutually extended by the parties in thirty (30) day increments.

“Payoff Amount” means the amount of Indebtedness that Buyer shall pay or cause to be paid at Closing to the holders of such Indebtedness by wire transfer of immediately available funds in accordance with the applicable Payoff Letters.

“Payoff Letters” has the meaning set forth in Section 2.03(b).

“Permitted Liens” shall mean (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts not yet due or payable and for which (and only to the extent that) adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on the Financial Statements with respect thereto, (ii) Liens for Taxes and other governmental charges that are not yet due and payable, (iii) Liens arising under equipment leases with third parties entered into in the ordinary course of business and included as a Transferred Contract; (v) other imperfections of title or Liens, if any, that have not, and would not, be materially adverse to the Transferred Operations; and (vi) any Liens identified on Schedule 1.01(c).

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity.

“Plan” means any pension, profit-sharing, savings, retirement, and any other, written or oral employment, severance, termination, executive compensation, incentive compensation, deferred compensation, bonus, equity, phantom equity or other equity-based compensation, change in control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, employee loan, educational assistance or fringe benefit plan, program, agreement, arrangement, policy, program, practice or other employee benefits or remuneration of any kind, that Seller or any ERISA Affiliate sponsors, maintains, participates in, contributes to or is required to contribute to, or as to which Seller or any ERISA Affiliate has or may have any liability, contingent or otherwise, whether formal or informal, statutory or contractual, funded or unfunded with respect to any current or former employee of or other service provider to the Transferred Operations.

“Post-Closing Straddle Period” has the meaning set forth in Section 5.10(b).

“Pre-Closing Straddle Period” has the meaning set forth in Section 5.10(b).

“Pre-Closing Tax Period” shall mean (a) all taxable periods ending on or prior to the Closing Date, and (b) with respect to a Straddle Period, the portion of any such taxable period ending on (and including) the Closing Date.

“Privacy and Security Laws” means all federal, state or international Laws relating to the collection, use, disclosure, transfer, storage, protection, maintenance, transmission, encryption, access to or privacy or security of, “personally identifiable information,” “personal data”, “sensitive personal information” or “personal information” or any other information that, whether on its own or together with any other information, could be used to identify, contact or locate any individual.  The term “Privacy and Security Laws” also includes all Laws relating to (i) Data or systems breach notification and (ii) marketing to, communicating with and collecting payments from the Seller’s customers.

“Privacy and Security Requirements” means, in each case, related to the Transferred Operations, (i) all applicable Privacy and Security Laws, (ii) all Contracts to which the Seller is a party or otherwise bound for the use, privacy or security of Data, IT Systems or financial transactions, (iii) all applicable industry security standards (including, to the extent applicable, the Payment Card Industry Data Security Standard, as amended from time to time) relating to the security or integrity of Data, IT Systems or financial transactions, and (iv) the Data Protection Policies.

“Product Claims” shall mean any claims made by a third-party for product liability, recalls, construction defects or warranties arising directly from work performed by the Seller prior to the Closing related to the Transferred Assets.

“Product IP” means any and all Intellectual Property relating to Seller’s Excluded Operations and not primarily used for the purposes of the Transferred Operations.

“Quality Services Agreement” shall mean the quality services agreement entered into as of the Closing Date by and between the Buyer and Seller, appended to this Agreement as Exhibit D.

“Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned, leased, licensed or primarily used by the Transferred Operations, together with any additions thereto or replacements thereof.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” shall mean, with respect to a party, such party’s Affiliates and their respective directors, managers, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, other sources of debt financing, consultants and other agents.

“Restricted Territory” shall mean all geographic areas within the United States of America.

“Seller Privacy Policy” means each external or internal, past or present privacy policy of the Seller related to the Transferred Operations, including any policy relating to: (i) the privacy of users of any Seller website used for the Transferred Operations; (ii) the collection, storage, disclosure, and transfer of any Data related to the Transferred Operations; or (iii) any Site Employee information related to the Transferred Operations.

“Seller Specified Representations” shall mean the representations and warranties of the Seller set forth in Section 3.01 (Organization and Good Standing), Section 3.02 (Authority), Section 3.03 (Title to Tangible Property; Assets of the Transferred Operations), Section 3.06 (Non-Contravention), Section 3.15 (Brokerage Fees), Section 3.17 (Tax Matters) and Section 3.18 (Capitalization).

“Site” means the first floor of the facility located at 377 Plantation Street, Worcester, Massachusetts 01605, as described in more detail in the Site Lease.

“Site Employee” means any individual that serves the Transferred Operations in any employment-related capacity.

“Site Lease” means the real property lease by and between Seller and Landlord dated October 27, 2017, as amended.

“Site Lease Security Deposit Amount” shall mean an amount equal to $250,000 held by the Landlord pursuant to the terms of the Site Lease.

“Straddle Period” means any taxable period commencing on or prior to the Closing and ending after the Closing.

“Tax” and “Taxes” shall mean, whether disputed or not, (i) any and all foreign, United States federal, state or local tax, including but not limited to net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, capital, value added, transfer, franchise, profits, excess profits, license, withholding, payroll, employment, FICA, FUTA, social security, unemployment, stamp, excise, escheat, unclaimed property, real property, personal property, intangible property, Inventory, healthcare or healthcare insurance tax, occupation, environmental, escheat, unclaimed property, customs duties, windfall profit tax, customs, duty or other tax, together with any related interest, penalty, addition to tax or additional amount imposed by any applicable Law or Taxing Authority in connection therewith.

“Taxing Authority” shall mean a Governmental Entity having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” shall be an amount equal to $1,000,000.

“Third Party Claim” has the meaning set forth in Section 7.06(a).

“Trademarks” shall include any word, name, symbol, color, designation or device or any combination thereof, whether registered or unregistered, including any trademark, trade dress, service mark, service name, brand mark, trade name, brand name, logo, business symbol, slogan, domain name or other designation of origin, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transaction Documents” shall mean this Agreement, the Ancillary Agreements and all other documents and certificates required to be delivered hereunder and thereunder.

“Transaction Expenses” shall mean the sum, without duplication, of (i) any unpaid fees, costs and expenses incurred by Seller in connection the negotiation, documentation and consummation of the transactions contemplated by this Agreement and/or the Ancillary Agreements, including all fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors or accountants of Seller or any other Person that engaged in any due diligence, negotiation or documentation with respect to a potential transaction involving Seller under any expense reimbursement agreement or arrangement or otherwise, (ii) any closing or other transaction fees payable by Seller as a result of the transactions contemplated under this Agreement and/or the Ancillary Agreements, including fees and expenses and other obligations under any engagement letter or other agreement or understanding with any broker, finder or other professional advisors in connection with the transactions contemplated by this Agreement and/or the Ancillary Agreements, (iii) all payments payable by Seller required under any contract or agreement (including those necessary to obtain third party consents) in connection with the consummation of the transactions contemplated by this Agreement and/or the Ancillary Agreements and (iv) all change of control, retention, severance benefit, severance or other pay in lieu of notice, bonus, stock appreciation, phantom stock or similar payments due by Seller to any Person, and other accelerations or increases in rights or benefits of the Seller’s employees (whether payable or occurring prior to, on or after the Closing Date), under any plan, agreement or arrangement of Seller, which obligation, in each case, arises either on or before the Closing Date or in whole or in part as a result of the consummation of the transactions contemplated by this Agreement and/or the Ancillary Agreements, including all Taxes that are payable by Seller in connection with or as a result of the payment of such obligations.

“Transition Services Agreement” means that certain Transition Services Agreement between Buyer and Seller dated as of the date hereof.

“Transferred Operations” means the Seller’s operations primarily relating to the manufacturing and production of cell and gene therapies at the Site.

“Transferred Operations IP” means the Data, information, methods, quality management systems, standard operating procedures (including, without limitation, those set forth on Schedule 3.09(a)), and Intellectual Property primarily used for the purposes of the Transferred Operations, as well as the historical facility records for the Site.

“Treasury Regulations” means the regulations issued or proposed under the Code.

 Interpretation and Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state or local Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  When a reference is made in this Agreement to a party or to a section, exhibit or schedule, such reference shall be to a party to, a section of or an exhibit or schedule to this Agreement, unless otherwise indicated.  All terms defined in this Agreement shall have their defined meanings when used in any Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.  Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  Any statute defined or referred to herein shall mean such statute as from time to time amended, supplemented or modified, including by succession of comparable successor statutes.  The parties intend that each representation, warranty and covenant shall have independent significance. If any party has falsely made or breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not falsely made or breached shall not detract from or mitigate the fact that the party has falsely made or breached the first representation, warranty or covenant. Time periods based on a number of days within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and, if applicable, by extending the period to the next Business Day immediately following if the last day of the period is not a Business Day.

ARTICLE II

Closing
 Closing.  The closing of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at 11:59 PM Eastern by exchange of documents and signature pages via email on the date that is five (5) Business Days after all of the conditions to Closing set forth in ARTICLE VI are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or on such other date as the parties to this Agreement may mutually agree (the “Closing Date”); provided, that, if the date upon which all conditions to Closing set forth in Article VI are satisfied or waived is on or before June 2, 2023, the Closing shall take place no sooner than ten (10) Business Days following such date.
Section 2.02  Transferred/Excluded Assets; Assumed/Excluded Liabilities.
(a)Transferred Assets.  Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, convey, assign, deliver and contribute to Buyer, in each case free and clear of all Liens other than Permitted Liens, and Buyer shall purchase, acquire, assume and accept, all of Seller’s right, title and interest in, to and under the following assets, properties and rights of Seller (collectively, the “Transferred Assets”):
(i)Accounts Receivable.  All accounts receivable that are primarily related to the Transferred Operations as of the Closing Date.
(ii)Real Property.  The leases of real property that are used to conduct the Transferred Operations and set forth in Schedule 2.02(a)(ii).
(iii)Personal Property Leases; Personal Property and Equipment.  All leases of equipment and other personal property leased by the Seller that are primarily related to the Transferred Operations and at the Site, as set forth in Schedule 2.02(a)(iii); and all other property, equipment, machinery, tools, supplies, computers, telephones, Inventory, vehicles, furniture, fixtures, and other personal property owned by the Seller that is primarily used in the Transferred Operations and located at the Site.
(iv)Contracts.  All of the Seller’s rights in, to and under the legally binding contracts, agreements, commitments, purchase orders, obligations, statements of work, promises or undertakings (whether written or oral) (hereinafter “Contracts”) primarily used in the Transferred Operations or any Transferred Asset to the extent set forth on Schedule 2.02(a)(iv) (the “Transferred Contracts”) (provided, that, prior to Closing, (i) Buyer may remove contracts from Schedule 2.02(a)(iv) in its discretion, and such removed contracts shall not be considered Transferred Contracts, and, (ii) the parties may mutually agree to add certain contracts to Schedule 2.02(a)(iv), which added contracts shall be considered Transferred Contracts); provided, however, that the Transferred Contracts shall not include any insurance policies for which Seller is the policyholder.

(v)Records and Files.  All billing and cost reports, books, records, files, customer and vendor lists, specifications, machinery and equipment maintenance files, price lists, production data, quality control records and procedures, standard operating procedures, accounting records, financial statements and related records, business records, employee files of employees, operating Data and other Data, in each case primarily relating to, used in or arising under the Transferred Operations.
(vi)Licenses; Permits.  All transferable business licenses, permits and approvals, if any, necessary to operate the Transferred Operations held by the Seller set forth in Schedule 2.02(a)(vi).
(vii)Transferred Operations IP.  All Transferred Operations IP, including, without limitation, the right to pursue claims and receive recoveries for any past, present or future infringement or misappropriation.
(viii)Goodwill.  All goodwill associated with any of the assets described in the foregoing clauses.
(ix)Restricted Cash. All prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees payments and any other deferred revenue items primarily used for the purposes of the Transferred Operations (including any such item relating to the payment of Taxes) (the “Restricted Cash”).
(x)Actions.  Subject to Section 2.02(c)(ix), all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Transferred Operations, the Transferred Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, and all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Transferred Assets.
(xi)Current Assets. The Current Assets specifically set forth on Schedule 1.01(a).

Notwithstanding the foregoing, the transfer of the Transferred Assets pursuant to this Agreement shall not include the assumption of any liability or obligation related to the Transferred Assets or the Transferred Operations, unless and to the extent such liability or obligation is expressly included in the Assumed Liabilities.

(b)Assumed Liabilities / Excluded Liabilities.  At the Closing, (i) Buyer shall assume the Assumed Liabilities and shall agree to satisfy and discharge when due the Assumed Liabilities; provided, however, Seller will pay for all Liabilities related to purchase orders for supplies used in and related to the Transferred Operations and that Seller had incurred as an obligation prior to Closing; provided, further, for the avoidance of doubt, Seller shall not pay for any Liabilities incurred by Buyer in the ordinary course related to purchase orders for services used in and related to the Transferred Operations, and (ii) Buyer shall not assume nor be obligated to pay, perform or otherwise discharge any Excluded Liability.
(c)Excluded Assets.  Other than the Transferred Assets subject to Section 2.02(a), Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Transferred Assets (the “Excluded Assets”). Excluded Assets include, without limitation, the following assets and properties of Seller:
(i)except for the Transferred Assets, all of Seller’s assets, licenses, Intellectual Property, inventory, supplies, personal property, equipment, machinery, contracts, agreements and any other tangible or intangible items and rights generally applicable to Seller’s research, clinical and commercial development of cell and gene therapy operations (the “Excluded Operations”);
(ii)all Product IP and other Intellectual Property other than the Transferred Operations IP;
(iii)Seller’s stock record books and corporate record books containing minutes of meetings of directors, managers or members, as the case may be, and any other records that relate exclusively to the Seller’s organization or capitalization;
(iv)Seller’s rights under this Agreement and the Ancillary Agreements;
(v)all Tax refunds attributable to the Transferred Operations for any Pre-Closing Tax Period and the Seller’s Tax Returns and other Tax records;
(vi)all Plans of the Seller;
(vii)all cash held by or on behalf of the Seller (other than the Restricted Cash);
(viii)all Contracts that are not Transferred Contracts or set forth on Schedule 2.02(a)(iv) (the “Excluded Contracts”), including those specifically set forth on Schedule 2.02(c)(viii) (provided that, prior to Closing, the parties shall work together in good faith to identify any services under such contracts that relate to the Transferred Assets or Transferred Operations and to address them as appropriate on the schedules to this Agreement or in the Transition Services Agreement);
(ix)All rights to any Actions arising or related to a period of time before Closing concerning counterclaims related to claims made against Seller or its Affiliates.

(x)the assets set forth on Schedule 2.02(c)(x).
(d)Transferred Assets Subject to Third-Party Consent.  To the extent that the sale, assignment, transfer, conveyance, contribution or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer (or one of its Affiliates) of any Transferred Asset (each such asset, a “Non-Assignable Asset”) is prohibited by any applicable Law or would require any Government Approval or third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof.  Following the Closing, the parties agree to use their reasonable best efforts to obtain such authorizations, approvals, consents or waivers.  If authorization, approval, consent or waiver is obtained, the Seller shall assign, transfer, convey or deliver any such Non-Assignable Asset to Buyer at no additional cost.  After Closing and pending the obtaining of such authorization, approval, consent or waiver, Seller shall make available to Buyer all contract or other rights and other benefits and obligations of the Non-Assignable Assets, on a subcontract or sublease basis pursuant to the Transition Services Agreement or in some other commercially reasonable manner, and Buyer shall be considered an independent subcontractor or sublessee of Seller or an agent of Seller, with respect to all matters concerning the Non-Assignable Assets. Without prior written consent of the other party, neither Seller nor Buyer shall agree to any amendment, modification, extension, renewal, termination, or other change in the terms of any Non-Assignable Assets, and Seller shall use its reasonable best efforts to maintain for the use of Buyer all benefits of such Non-Assignable Assets, provided, that, any costs or expenses incurred by Buyer under any Transferred Contracts shall be at Buyer’s sole cost and expense.
Section 2.03  Purchase Price; Transactions To Be Effected at the Closing.
(a)   Purchase Price. Subject to the adjustments in this Section 2.03, the aggregate consideration for the Transferred Assets and Assumed Liabilities shall be an amount equal to Eleven Million Dollars ($11,000,000.00) (as adjusted pursuant to this Article II, the “Purchase Price”), which Purchase Price shall consist of the following:
(i)Six Million Dollars ($6,000,000.00) (the “Base Amount”); and
(ii)Five Million Dollars ($5,000,000.00) (the “Contingent Amount”).
(b)Determination of Closing Date Payment.  At least two (2) Business Days prior to the Closing Date, the Seller shall have delivered to Buyer a statement (“Closing Certificate”) acceptable to Buyer setting forth calculations, prepared and certified by the Seller in good faith, of (i) the Closing Indebtedness, together with payoff letters (“Payoff Letters”) in form and substance reasonably acceptable to Buyer indicating the amount required to discharge, upon receipt of payments specified in the applicable Payoff Letter, any Lien securing such Indebtedness as well as UCC-3 termination statements and other documents required to evidence the release of Liens, in each case, in proper form, and (ii) the Transaction Expenses that remain unpaid as of the Closing, and (iii) a calculation of the Closing Date Payment, which shall be calculated in accordance with Section 2.03(c), along with a copy of the Seller’s good faith unaudited balance sheet as of the Closing Date upon which such calculations are based.

(c)Payment of Purchase Price. Subject to the terms and conditions of this Agreement:
(i)At the Closing, Buyer shall pay or cause to be paid to Seller, in immediately available funds by wire transfer to one or more bank accounts designated in writing by Seller at least two (2) Business Days prior to the Closing Date, an amount (such amount, the “Closing Date Payment”) equal to (A) the Base Amount, minus (B) the Payoff Amount, minus (C) the amount of Transaction Expenses unpaid as of Closing, plus (D) the Site Lease Security Deposit Amount.
(ii)At the Closing, Buyer shall repay, or cause to be repaid, by or on behalf of Seller the Payoff Amount to the relevant holders of such Indebtedness in cash by wire transfer of immediately available funds to the bank account(s) designated in the Payoff Letters; provided, that, Seller may pay certain amounts of Indebtedness following the Closing in the ordinary course of business as mutually and reasonably agreed by Buyer and Seller and as set forth on the Closing Certificate.
(iii)At the Closing, Buyer shall pay, or cause to be paid, on behalf of Seller, the Transaction Expenses that remain unpaid at Closing by wire transfer of immediately available funds as directed by Seller; provided, that, Seller may pay certain amounts of Transaction Expenses following the Closing in the ordinary course of business as mutually and reasonably agreed by Buyer and Seller and as set forth on the Closing Certificate.
(iv)Subject to Section 7.04(g), within thirty (30) days after the closing of the Contingent Capital Raise; Buyer shall pay or cause to be paid to Seller, in immediately available funds by wire transfer to one or more bank accounts designated in writing by Seller, the Contingent Amount provided, that, if Seller is unable to close the full amount of the Contingent Capital Raise within two (2) years following the Closing Date, then Buyer will no longer be obligated to pay the Contingent Amount.
 Deliveries by Seller.  At the Closing, the Seller will deliver to Buyer, each of the following:
(a)all consents, approvals, notices and filings set forth on Schedule 2.04(a);
(b)the Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller;
(c)(i) an assignment and assumption agreement, in substantially the same form as attached hereto as Exhibit E, duly executed by Seller or (ii) a new lease agreement by and between Buyer and Landlord with respect to the Site on terms and conditions reasonably acceptable to Buyer (collectively, the “Site Lease Transition”), duly executed by Landlord;
(d)the IP Employee Assignments, duly executed by each of the Key Role Employees;
(e)the Manufacturing Services Agreement, duly executed by Seller;

(f)the Quality Services Agreement, duly executed by Seller;
(g)the Transition Services Agreement in substantially the same form as attached hereto as Exhibit F, duly executed by Seller;
(h)the Employment Agreements, duly executed by each of the Key Role Employees;
(i)the Payoff Letters;
(j)a certificate from the Secretary of Seller certifying that all board approvals necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party have been obtained and attaching thereto: (i) a copy of the certificate of incorporation and bylaws of Seller, certified by the Secretary of the Seller as the true and correct copies thereof as of the Closing; and (ii) a copy of the resolutions of the board of Seller evidencing the approval of this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby;
(k)a certificate, dated within ten (10) Business Days of Closing, of the Secretary of State of the State of Delaware establishing that Seller is in existence and otherwise is in good standing to transact business;
(l)an IRS Form W-9 properly completed by Seller;
(m)counterpart signatures of any other Ancillary Agreement not listed above, duly executed by Seller; and
(n)such other documents and certificates as Buyer may reasonably request or as may be required pursuant to this Agreement.
 Delivery by Buyer.  At the Closing, Buyer will deliver or cause to be delivered to the Seller (unless previously delivered) each of the following:
(a)the Closing Date Payment;
(b)the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer;
(c)the Site Lease Transition, duly executed by Buyer;
(d)the IP Employee Assignments, duly executed by Buyer;
(e)the Manufacturing Services Agreement, duly executed by Buyer;
(f)the Quality Services Agreement, duly executed by Buyer;
(g)the Transition Services Agreement, duly executed by Buyer;
(h)the Employment Agreements, duly executed by Buyer;

(i)certificate from the Secretary of Buyer certifying that all board approvals necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which such entity is a party have been obtained and attaching thereto a copy of the resolutions of the board, evidencing the approval of this Agreement and the Ancillary Agreements to which such entity is a party and the transactions contemplated hereby and thereby;
(j)a certificate, dated within ten (10) Business Days of Closing, of the Secretary of State of the State of Delaware establishing that Buyer is in existence or qualified to do business therein and otherwise is in good standing to transact business;
(k)counterpart signatures of any other Ancillary Agreement not listed above, duly executed by Buyer;
(l)such other documents and certificates as the Seller may reasonably request or as may be required pursuant to this Agreement.
 Withholding.  Buyer shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Law.  To the extent such amounts are so deducted or withheld, the amount of such consideration shall be (i) immediately paid over to the applicable Governmental Authority and (ii) treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
ARTICLE III

Representations and Warranties of the Seller

The Seller represents and warrants to Buyer as follows:

 Organization and Good Standing.  Seller is a business entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate its assets and properties relating to the Transferred Assets and to carry on the Transferred Operations as now being operated and conducted.
 Authority.  Seller has full power and authority to execute and deliver each Transaction Document to which it is a party and to carry out, or cause to be carried out, the transactions contemplated by each of the Transaction Documents to which it is a party.  Each of the Transaction Documents to which Seller is a party has been duly authorized by all necessary action on the part of Seller and has been duly executed and delivered by Seller and, assuming the valid execution and delivery by each counterparty thereto, constitutes the valid and legally binding obligation of Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).
Section 3.03  Title to Tangible Property; Assets of the Transferred Operations.

(a)Seller has good and valid title to, or a valid and enforceable license or leasehold interest in, all of the Transferred Assets, and except as set forth on Schedule 3.03(a), free and clear of any Liens other than Permitted Liens.  Upon consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Buyer will have acquired at the Closing good and marketable title in and to, or a valid leasehold interest in, each of the Transferred Assets, free and clear of all Liens other than Permitted Liens.
(b)Except for services provided pursuant to the Transition Services Agreement and rights granted pursuant to the Manufacturing Services Agreement, the Transferred Assets are sufficient for the continued operation of the Transferred Operations in the ordinary course as currently conducted, and, immediately after the Closing, necessary for Buyer to continue to operate and conduct the Transferred Operations as currently conducted to fulfill the manufacturing operations under the Manufacturing Services Agreements.
 Governmental Authorizations.  Except as set forth in Schedule 3.04, the execution and delivery of this Agreement and the other Transaction Documents by the Seller and, subject to Section 4.03, the consummation of the transactions contemplated hereby and thereby, do not require any consent or approval of, or any notice to or other registration or filing with, any Governmental Entity within the United States except where the failure to obtain or make any such consent, approval, order, authorization, registration, declaration or filing would not have a Material Adverse Effect.
 Financial Statements.  Attached as Schedule 3.05 are copies of the Financial Statements.  The Financial Statements fairly present, in all material respects, the financial position and results of operations and cash flows of the Seller with respect to the Transferred Operations as of the dates thereof and for the periods indicated.  All of the Financial Statements (i) are consistent in all material respects with the books and records of the Seller (which books and records are correct and complete in all material respects) and (ii) except for the method of accounting for inventory and the failure to record work-in-process, have been prepared in accordance with GAAP accounting methods in all material respects (subject to normal and re-occurring year-end adjustments) consistently applied throughout the periods covered thereby.
 Non-Contravention.  Except as set forth in Schedule 3.06, neither the execution and delivery of this Agreement or any of the other Transaction Documents by the Seller, nor the consummation by the Seller of the transactions contemplated hereby or thereby, nor compliance by the Seller with any of the provisions hereof or thereof shall: (i) conflict with or result in any breach of any provisions of the organizational documents of Seller; (ii) conflict with, or result in the breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller under any Transferred Contract to which Seller is a party or to which its properties or assets are subject or result in the creation of any Lien (other than Permitted Liens) upon any of the Transferred Assets except in each case where such termination, cancellation or acceleration would not have a Material Adverse Effect, or (iii) violate or result in a breach of, or constitute a default under any Law within the United States or other restriction of any Governmental Entity within the United States to which Seller is subject.

 Compliance with Laws; Licenses and Permits.  The Seller is conducting the Transferred Operations and operates the Transferred Assets in compliance with all applicable Laws in all material respects.  Seller has all permits, approvals, registrations, licenses, grants, authorizations, exemptions, orders, qualifications and consents or other rights and privileges necessary to conduct the Transferred Operations (collectively, “Permits”) as it is currently being conducted, each of which is valid and in full force and effect.  No Permit is subject to termination as a result of the execution of this Agreement, or consummation of the transactions contemplated by any Transaction Document.  To the Knowledge of Seller, no suspension or cancellation of any Permit is threatened.  Seller has not made, offered or received, any improper payment, including any contribution, gift, bribe, rebate or kickback, to any Person in violation of any Laws or Transferred Contract.
Section 3.08  Transferred Contracts and Material Contracts.
(a)Schedule 3.08(a) sets forth all of the Material Contracts arranged in accordance with the applicable subsections set forth in the following sentence.  “Material Contracts” shall mean each of the following Contracts relating to the Transferred Operations or the Transferred Assets to which Seller is a party or by which Seller is bound:
(i)any Contract the performance of which is reasonably expected to involve annual payments on the part of Seller in excess of $50,000;
(ii)any Contract relating to the ownership of any Person or any joint venture, strategic partnership, partnership or other similar agreement;
(iii)all Contracts under which Seller has created, incurred, assumed or guaranteed any Indebtedness;
(iv)any Contract under which Seller has made advances or loans to any other Person;
(v)each Contract relating to the acquisition or disposition of any business or any Contract that provides for the sale of any asset owned or used by Seller in the Transferred Operations other than in the ordinary course of business or the grant of any preferential rights to purchase any asset owned or used by Seller in the Transferred Operations;
(vi)any sales, service or distribution reasonably expected to involve annual receipts or payments on the part of the Seller in excess of $50,000;
(vii)all personal property leases and all capitalized leases;
(viii)all real property leases;
(ix)any Contract under which Seller’s ability to use, disclose, license or enforce, or grant an exclusive right to, any Transferred Operations IP, is affected (including software escrow, joint development, concurrent use, settlement, indemnification, tolling and consent to use contracts or agreements and contracts or agreements where Seller is obligated to pay or have the right to receive a royalty, license fee or similar payment;
(x)any Seller IP Contract, other than shrink wrap, browse wrap or off-the-shelf software licenses granted to Seller pursuant to standard licenses for a total contract price of $10,000 or less, terms of which have not been modified or customized by Seller, do not form any part of a product or service of Seller, and that are not distributed or made available to any third party by Seller collectively, “Off-the-Shelf Software Licenses”;
(xi)any Contract that limits or purports to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;
(xii)any Contracts for the sale of any of the Transferred Assets outside the ordinary course of business or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Transferred Assets;
(xiii)any collective bargaining agreement or any other contract with any labor union or other labor organization, or any severance agreements, programs, policies or arrangements;
(xiv)all agreements for the employment of any Site Employee or is an agreement with any Site Employee that provides for any severance, change of control, retention, signing bonus or similar type of payment; and
(xv)any Contracts that are material to the Transferred Assets or the operation of the Transferred Operations and not previously disclosed pursuant to this Section 3.08.
(b) Seller has provided Buyer with true and complete copies of all Material Contracts, including all modifications, amendments and supplements thereto and waivers thereunder. Each Material Contract is valid and binding on Seller and, to the Knowledge of Seller, the other party thereto. Each Material Contract is in full force and effect, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law). Seller, nor to the Knowledge of Seller, any other party thereto is in breach of, or default under, any Material Contract, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or default thereunder.
Section 3.09  Transferred Operations IP.
(a)Schedule 3.09(a) identifies each item of Transferred Operations IP.  Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Transferred Operations IP.  Without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee of Seller, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Seller any ownership interest and right they may have in the Transferred Operations

IP; and (ii) acknowledge Seller’s exclusive ownership of all Transferred Operations IP.  All Transferred Operations IP is valid, subsisting and enforceable.  Seller owns the Transferred Operations IP, and Seller has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Transferred Operations as currently conducted, in each case, free and clear of any Liens (other than Permitted Liens and nonexclusive licenses granted pursuant to the Contracts listed in Schedule 3.09(b)).  The Transferred Assets include all of the Transferred Operations IP used to conduct the Transferred Operations as currently conducted.
(b)“Seller IP Contract” means each Contract pursuant to which Seller has given or been granted any license under, in or to, or has otherwise granted, received or acquired any right, title or interest (whether or not currently exercisable and including a right to receive a license) in, or any embodiment of, any Intellectual Property in connection with, or relating to, the Transferred Operations IP. Except for Off-the-Shelf Software Licenses, Schedule 3.09(b) identifies each Seller IP Contract. Seller is not in default under or in violation or breach of any Seller IP Contract.  No event has occurred, and no circumstance or condition exists, that, with notice, the passage of time or both, will or could reasonably be expected to (A) constitute a default under, or result in a violation or breach by Seller of any Seller IP Contract or (B) give any Person the right to declare a default or breach or otherwise exercise any remedy under any Seller IP Contract.  Seller has not received any notice of a default or breach with respect to any Seller IP Contract.
(c)Seller has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets and other proprietary or confidential information pertaining to the Transferred Operations and the Transferred Operations IP (including any confidential information owned by any Person to whom Seller has a confidentiality obligation) and no such trade secret or proprietary or confidential information has been disclosed to any third party except pursuant to a valid and binding confidentiality agreement.
(d)Neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a restriction on, modification of, loss of, or Lien on, any Transferred Operations IP; (ii) a breach of, or violation or default under, any Seller IP Contract; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Transferred Operations IP. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own, use or hold for use any Transferred Operations IP as owned, used or held for use in the conduct of the Transferred Operations as currently conducted.
(e)To Seller’s Knowledge, no Person has infringed, misappropriated, made unlawful use of or violated, and no Person is currently infringing, misappropriating, making unlawful use of or violating, any Transferred Operations IP.
(f)The conduct of the Transferred Operations as currently and formerly conducted have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person.  There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Seller’s Knowledge threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Transferred Operations; (ii) challenging the validity, enforceability, registrability or ownership of any Transferred Operations IP or Seller’s rights with respect to any Transferred Operations IP; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Transferred Operations IP.  Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Transferred Operations IP.
(g)The Transferred Operations IP and Intellectual Property licensed under the Transferred Contracts and the Transition Services Agreement are all of the Intellectual Property necessary to operate the Transferred Operations as presently conducted.
(h)The Seller has not incorporated, used or distributed any open source software in any manner that creates or purports to create obligations on the Seller, as a condition of use, (A) to make any source code of the Transferred Operations IP available to any Person, (B) to permit modification of any software included in the Transferred Operations IP, or (C) to redistribute any software included in the Transferred Operations IP at no cost.  The Seller is not required to provide to any third party the source code of any of the Transferred Operations IP, whether used internally, distributed by the Seller or otherwise. Seller is in compliance with all open source software license terms applicable to any open source software licensed to or used by Seller in connection with the Transferred Operations.  Seller has not received any notice alleging that Seller is in violation or breach of any open source software license terms in connection with the Transferred Operations.
(i)Seller has adopted commercially reasonable policies and procedures that apply to the Transferred Operations with respect to privacy, protection, security and the processing of Data, and such policies and procedures are commercially reasonable and comply with all Material Contracts and Transferred Contracts and all applicable Laws and have been made available to Buyer.  Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any of such other agreements, nor any of Seller’s provision to Buyer or Buyer’s possession or use of Data or information in the Transferred Assets, will result in any violation of any Contract or applicable Law.
 Legal Proceedings, etc. There is no action, suit, claim, litigation, proceeding or investigation pending or, to the Knowledge of Seller, threatened against Seller affecting the Transferred Assets. To the Knowledge of Seller, there is no basis for any Person to bring a claim related to the foregoing.
 Labor and Employee Matters.
(a)Schedule 3.11(a) contains a complete and accurate list of the following information for each Site Employee of Seller as of the date hereof: name; job title; date of hire; primary work location; federal and state overtime classification (exempt or non-exempt); annual base salary or hourly wage rate; current bonus, incentive, or commission terms; employment status (i.e., full-time, part-time, temporary, leased, etc.); active, leave or layoff status (including type of leave, if any, and expected return date); and any paid time off that is accrued but unused; and whether or not the employee has a temporary work authorization.
(b)Schedule 3.11(b) contains a complete and accurate list of the following information for each non-employee worker providing services directly related to the Transferred Operations for Seller as of the date hereof: name; primary work location; work being performed; compensation rate; date the current engagement with Seller began; duration of the engagement; whether engaged directly or through a third party (such as a staffing firm).
(c)Except as set forth in Schedule 3.11(c), in each case with respect to the Transferred Assets and Transferred Operations:
(i)With respect to Seller: there is and has been no collective bargaining agreement or relationship with any union or labor organization; no union, labor organization or group of employees has filed any representation petition or made any demand for recognition; to the Knowledge of Seller no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists; and no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, none is underway, and, to the Knowledge of Seller, none is threatened.
(ii)Seller does not have any pending workers’ compensation claims relating to the Site Employees.
(iii)With respect to the Site Employees all non-employee workers providing services directly related to the Transferred Operations, Seller is and for the last three (3) years has been in material compliance with all applicable Laws and Contracts related to labor and employment, including without limitation all Laws and Contracts related to occupational safety and health, immigration, plant closings, mass layoffs, wages, hours, minimum wage, overtime, child labor, classification as an independent contractor or as an employee, leaves of absence, paid and unpaid time off, accommodations, equal employment opportunities, fair employment practices, discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, hiring, termination, promotion, labor relations, working conditions, meal and rest breaks, privacy, workers’ compensation, and unemployment insurance.
(iv)Seller’s Transferred Operations and, to Sellers’ Knowledge, its subcontractors involved in the Transferred Operations are in material compliance with all federal, state and local immigration Laws, including, without limitation, the Immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act of 1990, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and any successor statutes, laws, rules and regulations thereto (the “Immigration Laws”). Seller’s Transferred Operations and, to Sellers’ Knowledge, its subcontractors involved in the Transferred Operations have maintained in all material respects all records required by the Department of Homeland Security and former Immigration and Naturalization Service, including, without limitation, a properly completed Form I-9 and E-Verify for each Site Employee to the extent required by applicable Laws, and does not employ (either directly or indirectly through contract or otherwise) individuals lacking authorization to work in the United States.  Neither Seller’s Transferred Operations and, to Sellers’ Knowledge, its subcontractors involved in the Transferred Operations have been the subject of any inspection or investigation relating to their compliance with or violation of Immigration Laws, nor have Seller’s Transferred Operations and, to Sellers’ Knowledge, its subcontractors involved in the Transferred Operations been fined, penalized, warned or received any other written notice regarding compliance with the Immigration Laws.
(v)Since January 1, 2020, all workers involved in the Transferred Operations have been properly classified and treated by the Seller in accordance with all applicable Laws with respect to compensation (including minimum wages and overtime pay) and with respect to being either an employee or an independent contractor.
(vi)With respect to the Transferred Assets and Transferred Operations, Seller is not or has not been: (A) a federal government contractor or subcontractor, (B) subject to any affirmative action obligations under any executive order, law or regulation, including, without limitation, Executive Order 11246, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 or Section 503 of the Rehabilitation Act of 1973, or (C) subject to the McNamara-O’Hara Service Contract Act, the Davis Bacon and Related Acts, or any similar wage law relating to federal government contractors and subcontractors
(vii)With respect to the Transferred Assets and Transferred Operations, Seller is not party to any Contract: (A) that provides for a term of employment or that otherwise alters the at-will employment relationship for any Site Employees; (B) that limits its right to change Site Employee compensation and benefits in Seller’s discretion; (C) under which any Site Employee is receiving or is to receive post-separation compensation or benefits upon a separation from employment with Seller; or (D) under which any Site Employee or former Site Employee is to receive any pay or benefits as a result of the Closing of the transactions under this Agreement.
(viii)With respect to the Transferred Operations, since January 1, 2020, there have been no labor or employment-related charges, written complaints or grievances, or, to the Knowledge of Seller, investigations pending or threatened, with or by any Governmental Entity within the United States or before any arbitrator, and Seller is not currently subject to any judgments, orders, decrees, awards, decisions of any court, agency, arbitrator or other legal tribunal relating to labor or employment matters.
(ix)Since January 1, 2020, there has been no “mass layoff” or “plant closing” as defined by the federal Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) related to the Transferred Assets and Transferred Operations.  There have been no “employment losses” as defined under WARN as to any Site Employees within the six (6) month period prior to Closing.  Seller has made available to Buyer a list of the dates and reasons for all involuntary terminations of employment as to any former Site Employees within the prior three (3) years.

(x)With respect to the Transferred Operations, since January 1, 2020, Seller has been in material compliance with all Occupational Safety and Health Act, or similar state or local Laws and requirements and has not received notice to the contrary from any employee or Governmental Entity, including the Occupational Safety and Health Administration.  There are no workplace conditions that could reasonably be considered to violate any such Law, and there have been no accidents within the past three (3) years that could be reasonably considered to have resulted from a violation of any such Law.
(xi)Seller, as related to the Transferred Operations (a) has paid all wages, salaries, overtime pay, commissions, bonuses, fees, and other compensation which have come due and payable to its current and former workers under applicable Law, Contract or policy; and (b) is not liable for any amounts, fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.
 Employee Benefits Matters.  In each case, with respect to the Transferred Assets and Transferred Operations:
(a)Schedule 3.12(a) contains a true and complete list of all Plans.
(b)With respect to all Plans intended to be qualified under Section 401(a) of the Code, Seller has furnished Buyer with (i) correct and complete copies of all documents including plan documents and insurance policies and certificates embodying each Plan including all amendments thereto (written summaries of the material terms of all unwritten Plans), and related trust agreements or other funding arrangement, annuity contracts, summary plan descriptions and summary of material modifications, (ii) the most recent United States Internal Revenue Service (or any other applicable Tax authority) determination or opinion letter issued with respect to each Plan for which determination letters or opinion letters are currently available, and (viii) annual reports (including all schedules) for the most recent three (3) Plan years.
(c)Neither Seller nor any ERISA Affiliate of Seller sponsors, maintains, contributes to or is required to contribute to or has sponsored, maintained, contributed to or been required to contribute to at any time (i) any employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(i) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA or 4001(a)(3) of ERISA), (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv), any “multiple employer plan” or any “multiple employer welfare arrangement as defined in Section 3(40) of ERISA, or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.
(d)All Plans have been maintained, funded and administered in compliance in all material respects with all applicable Laws, including without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Patient Protection and Affordable Care Act of 2009, the Consolidated Omnibus Budget Reconciliation Act of 1985, and the Code.

(e)Each Plan intended to qualify under Section 401 of the Code has received a favorable determination or opinion letter from the Internal Revenue Service that such Plan is a “qualified plan” under Section 401(a) of the Code and the related trusts are exempt from Tax under Section 501(a) of the Code; and, to the Knowledge of Seller, no facts or circumstances exist that would be reasonably likely to result in the loss of such qualified status.
(f)No Plan provides medical, health or life insurance benefits with respect to any current or former Site Employee or other service provider after the later of (i) their termination of employment or (ii) the last day of the month in which such employee’s employment is terminated (other than coverage mandated by Section 4980B of the Code and Section 601 of ERISA and at the sole expense of the participant or the participant’s beneficiary).
(g)With respect to each Plan, no event has occurred and, and to the Knowledge of the Seller, there exists no condition or set of circumstances in connection with which Buyer or any of its Affiliates could be subject to any material Liability under the terms of such Plans, ERISA or the Code, or other applicable Law.
(h)No amount required to be paid or payable to or with respect to any employee or other service provider of Seller in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code.
(i)Any Plan that is a “non-qualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), is, and has been, in all material respects in compliance with Section 409A of the Code, and there is no obligation to indemnify any individual for any Taxes imposed under Section 409A or Section 4999 of the Code.
(j)No Plan provides benefits to employees or other service providers located in a country other than the United States or is subject to the Laws of any country other than the United States.
(k)Except as set forth on Schedule 3.12(k), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Site Employee to any severance pay, bonus, retirement, job security, or similar benefit, unemployment compensation or any other payment, or (ii) result in forfeiture, or enhance any benefit, including accelerating the time of payment or vesting or exercise of any incentive award, or increase the amount of an incentive award or any other compensation due to any such Site Employee.
 Environmental Conditions.  The Seller’s operation of the Transferred Assets is in compliance in all material respects with all Environmental Laws, and Seller has not received any written communication from any Governmental Entity or any third party regarding the Transferred Assets concerning any alleged violation of Environmental Laws or any liabilities arising under any Environmental Law, including any investigatory, remedial or corrective obligation, except to the extent the substance of any such communication has been resolved without liability to the Transferred Assets. Seller has obtained all Permits required under Environmental Laws to conduct the Transferred Operations as conducted as of the date of this

Agreement, and the Transferred Operations are in compliance with all terms and conditions of such environmental Permits. The Transferred Assets are not subject to any pending Environmental Claim.  In addition, no Hazardous Materials have been released on the Site except in compliance of Environmental Laws.

 Absence of Certain Developments.  Since the Interim Balance Sheet Date, Seller has conducted the Transferred Operations in the ordinary course of business consistent with past practice, and there have not been any changes, events or occurrences that have resulted in a Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth on Schedule 3.14, and in each case, related to the Transferred Assets and Transferred Operations:
(a)Seller has not sold, assigned or transferred assets primarily related to the Transferred Operations other than in the ordinary course of business;
(b)there has not been any material damage, destruction or loss, whether or not covered by insurance, with respect to the Transferred Assets;
(c)Except in the ordinary course of the Transferred Operations, Seller has not entered into or terminated any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement used in the Transferred Operations;
(d)Seller has not, nor, to the Knowledge of Seller, has any other party, accelerated, terminated, modified or cancelled any Material Contract except in the ordinary course of business;
(e)Seller has not made any capital expenditure (or series of related capital expenditures) with respect to the Transferred Operations or any Transferred Asset outside the ordinary course of business consistent with past practice;
(f)Seller has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) with respect to the Transferred Asset outside the ordinary course of business consistent with past practice;
(g)Seller has not transferred, assigned or granted any license or sublicense of any rights under or with respect to any Transferred Operations IP or any Seller IP Contract;
(h)except as set forth on Schedule 3.14(h), any material increase in or material modification of the compensation or benefits payable to any Site Employee (except for base salary increases in the ordinary course of business, provided that such increases did not exceed 10% of the base salary for any Site Employee or were not material in the aggregate); and
(i)Seller has not committed or agreed to any of the foregoing.
 Brokerage Fees.  There are no claims for investment banking fees, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents based on any arrangement or agreement made by or on behalf of Seller or any of their respective Affiliates.

 Real Property. Seller’s only interest in any Real Property is its leasehold interest in the Site Lease.
(a)Seller has obtained all material permits (including certificates of use and occupancy, licenses and permits) required in connection with its use, occupation and operation of the Site.
(b)There are no pending condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Site or any other matters that do or may materially and adversely affect the current use, occupancy or value thereof, nor has Seller received written notice of any pending or threatened eminent domain or special assessment proceedings affecting any portion of the Site.
(c)All utilities required by any applicable Law or by the use and operation of the Site in the conduct of the Transferred Operations are fully operable and are adequate to service the Site in the operation of the Transferred Operations as presently conducted and to permit full compliance with the requirements of all Laws in the operation of the Transferred Operations as presently conducted.
(d)No portion of the Site has suffered any material damage by fire or other casualty that has not heretofore been reasonably repaired and restored to good working condition.
(e)Seller has a valid leasehold interest in the Site, free and clear of all Liens other than Permitted Liens. To the Knowledge of Seller, use of the Site for the various purposes for which it is presently being used is permitted as of right under applicable zoning laws and is not subject to a “permitted non-conforming” use or structure classification. Seller has not granted any Person the right to use or occupy any portion of any parcel of Site or received notice of any claim of any Person to the contrary. A true, correct and complete copy of the Site Lease has been provided to Buyer. The Site Lease is in full force and effect and enforceable against the parties thereto, in accordance with its terms. To the Knowledge of Seller, the Seller has not committed any material violation, breach or default of any lease and no event has occurred which with the giving of notice or passage of time, or both, would constitute a material violation, breach or default of the Site Lease by the Seller. Seller has not received notice of default under the Site Lease.
Section 3.17  Tax Matters.
(a)Except as set forth in Schedule 3.17(a): (i) all income and other material Tax Returns required to have been filed by or with respect to the Transferred Assets and Transferred Operations have been duly and timely filed in all required jurisdictions, and all such Tax Returns are true, complete and accurate in all material respects, (ii) Seller has timely paid all material amounts of Taxes (whether or not shown on any Tax Return) in respect the Transferred Assets and Transferred Operations which have been required to be paid on or prior to the Closing Date.
(b)There are no Liens for Taxes upon the Transferred Assets (except where such Lien arises as a matter of law prior to the due date for paying the related Taxes).

(c)None of the Transferred Assets includes any Contract that constitutes a “partnership” for U.S. federal Income Tax purposes.
(d)None of the Transferred Assets is “tax exempt use property” (within the meaning of Section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code), and no such property is subject to a lease, safe harbor lease, or other arrangement as a result of which Seller is treated as the owner of such property for U.S. federal Income Tax purposes immediately prior to and as of the Closing.
(e)There are no outstanding rulings or requests for ruling pending before any Taxing Authority with respect to the Transferred Assets and Transferred Operations that are, or if issued would be, binding upon or affect the Transferred Assets and Transferred Operations for any taxable period ending after the Closing Date.
(f)None of the Tax Returns of Seller have been audited or investigated by any Governmental Authority.  No Proceeding by any Governmental Authority is pending or threatened in writing with respect to Taxes of Seller or Taxes related to the Transferred Assets or Transferred Operations.
(g)Seller has complied in all material respects with all applicable Laws relating to the reporting, payment, and withholding of Taxes and all Taxes which Seller is required by Law to withhold or collect, including sales and use taxes, goods and services taxes.  All amounts required to be withheld for Taxes of any employee, independent contractor, creditor, customer, or other Person have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities.  All material information returns required to be filed by Seller have been filed, and all statements required to be furnished to payees by Seller have been furnished to such payees, and the information set forth on such information returns and statements is accurate and complete in all material respects.
 Capitalization.  All such equity interests of Seller (x) have been duly authorized and validly issued and are fully paid and non-assessable and (y) were issued in compliance with all applicable Laws, including all federal and state securities Laws.  Seller does not have any subsidiaries.
 Affiliate Transactions.  In each case, related to the Transferred Operations, except as set forth on Schedule 3.20, no officer, director, employee, stockholder, or Affiliate of Seller or any individual in such Person’s immediate family or their Affiliates (a) is a party to, or has an economic interest in, any Material Contract (other than employment agreements) with Seller, (b) has or had a financial relationship with the Transferred Operations or (c) has an interest in any asset or property owned or used by the Transferred Operations.
 Undisclosed Liabilities. There are no outstanding Product Claims against the Transferred Assets, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet, or (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which, individually or in the aggregate, would have no Material Adverse Effect.

 Inventory.  Schedule 3.21 sets forth a true and correct list of the Inventory as of the date hereof.  All Inventory consists of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business, subject to reserves set forth in the Interim Balance Sheet, as the case may be.  Since the Interim Balance Sheet Date, no Inventory items have been sold, except through transactions in the ordinary course of business.
Section 3.22  Data Privacy; Information Security.
(a)The Seller is, and at all times has been, in compliance with Privacy and Security Requirements. Seller has not received any written complaints, claims or notices alleging a breach or violation of any Privacy and Security Requirements or any notice that Seller is under investigation for any such breach or violation as it relates to the Transferred Assets.  Seller has not, nor any vendor or partner of Seller that has handled or had access to any Data, has experienced a Data Breach. Seller has not received any claim or notice from any Person that a Data Breach may have occurred or is being investigated.
(b)Seller maintains and enforces commercially reasonable written policies and procedures regarding security, privacy, transfer and the use of Data (the “Data Protection Policies”).  The Data Protection Policies include commercially reasonable administrative, technical, personnel, organizational and physical measures, policies and procedures designed to (i) safeguard the privacy, security, confidentiality and integrity of Data, IT Systems and financial transactions (including by conducting penetration testing, vulnerability scanning, and external audits of the IT Systems, and timely installing software security patches and other fixes to identified material technical information security vulnerabilities), (ii) protect Data against loss and unauthorized access, acquisition, use, modification, disclosure or other misuse, and (iii) manage and control Seller’s use, transfer and other disclosure of Data. Seller has made available to Buyer true, correct, and complete copies of each Data Protection Policy in effect at any time.  At all times, the Company has been and is in compliance with all such Data Protection Policies.
(c)Seller’s information technology and computer systems and networks (including computer software, websites, systems, networks, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of Data and information, including Data, whether or not in electronic format (the “IT Systems”), are reasonably maintained by technically competent personnel, in accordance with commercially reasonable policies and procedures and Privacy and Security Requirements.  The IT Systems are sufficient for Seller’s current needs in the operation of the Transferred Operations as currently conducted, and Seller has taken commercially reasonable measures to provide for the back-up and recovery of the Data and IT Systems, necessary to the conduct of the Transferred Operations without disruption to, or interruption in, the conduct of the Transferred Operations.  During the immediately preceding five-year period, there have been no material failures, crashes, substandard performance or other adverse events affecting the IT Systems that have caused, or could reasonably be expected to cause, any material disruption to the ability of Seller to operate the Transferred Operations, or to use any of the IT Systems.

(d)Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy and Security Requirements.
 Tangible Personal Property. The facility, structures, furniture, fixtures, machinery, equipment, machinery, tools, supplies, computers, telephones, Inventory, furniture, fixtures, and other items of tangible personal property included in the Transferred Assets (“Tangible Personal Property”) are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of the items of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
 No Other Representation or Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), Seller has not made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller furnished or made available to Buyer and its Representatives (including any information, documents or material delivered to the Buyer or otherwise made available to the Buyer in the data room, management presentations or in any other form and expectations of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Transferred Operations, or any representation or warranty arising from statute or otherwise in Law.
ARTICLE IV

Representations and Warranties of Buyer

Buyer represents and warrants to the Seller as follows:

 Organization; Power; Execution.  Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of Delaware.  Buyer has full power and authority to execute and deliver each Transaction Document to which it is a party and to carry out, or cause to be carried out, the transactions contemplated by each of the Transaction Documents to which it is a party.  Each of the Transaction Documents to which Buyer is a party has been duly authorized by all necessary action on the part of Buyer, has been duly executed and delivered by Buyer and, assuming valid execution and delivery by each counterparty thereto, constitutes a valid and legally binding obligation of Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).
 Non-Contravention.  Except as set forth in Schedule 4.02, neither the execution and delivery of this Agreement or any of the other Transaction Documents by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby nor compliance by Buyer with any of the provisions hereof or thereof shall: (a) conflict with or result in any breach of any provisions of the organizational documents of Buyer; (b) conflict with, or result in the breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Buyer under any agreement to which Buyer is a party or to which its properties or assets are subject; or (c) violate or result in a breach of, or constitute a default under any Law or other restriction of any Governmental Entity to which Buyer is subject.

 Governmental Authorizations.  Except as set forth in Schedule 4.03, and except for required filing of an application for CFIUS Clearance (it being understood and agreed by the parties that CFIUS Clearance shall not be a condition to Closing hereunder), the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not require any consent or approval of, or any notice to or other registration or filing with, any Governmental Entity, except for consents, approvals, notices and filings the failure of which to obtain or make would not, individually or in the aggregate, materially affect the ability of Buyer to perform its obligations under this Agreement or any other Transaction Document or prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document.
 Brokerage Fees.  There are no claims for investment banking fees, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents based on any arrangement or agreement made by or on behalf of any Buyer or any Affiliate thereof.
 Sufficiency of Funds.  Buyer has, or will have at Closing, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
 Solvency.  Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
 Legal Proceedings.  Except as set forth in Section 4.07 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
 Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the Transferred Operations and the Transferred Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in the Transaction Documents (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Transferred Operations, the Transferred Assets or this Agreement, except as expressly set forth in the Transaction Documents (including the related portions of the Disclosure Schedules).

 No Substantial Interest by a Foreign State.  No Governmental Entity or subnational governments of a single foreign state have a “substantial interest” in Buyer, as that term is defined in 31 C.F.R. Pt. 800.
ARTICLE V

Covenants

The Seller covenants and agrees with Buyer, and Buyer covenants and agrees with the Seller:

 Payments from Third Parties.  In the event that, on or after the Closing Date, any party hereto shall receive any payments or other funds due to another party hereto pursuant to the terms of any of the Transaction Documents, then the party receiving such funds shall promptly forward such funds to the proper party.
 Conduct of the Transferred Operations Prior to Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (a) conduct the Transferred Operations in the ordinary course of business in all material respects; and (b) use commercially reasonable efforts to maintain and preserve intact the Transferred Operations and to preserve the rights, goodwill and relationships with its employees, customers, lenders, suppliers, regulators and others having relationships with the Transferred Operations. Without limiting the generality of the foregoing, and subject in each case to the conditions set forth in (a) and (b) above, from the date hereof until the Closing Date, Seller shall:
(a)Preserve and maintain all licenses and permits required for the conduct of the Transferred Operations as currently conducted or the ownership and use of the Transferred Assets;
(b)pay the debts, Taxes and other obligations of Seller when due;
(c)continue to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable;
(d)maintain the properties and assets included in the Transferred Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(e)continue in full force and effect without modification all insurance policies, except as required by applicable Law;
(f)defend and protect the properties and assets included in the Transferred Assets from infringement or usurpation;
(g)perform all of its material obligations under all Transferred Contracts, including the timely payment of any amounts owed under such Transferred Contracts;

(h)maintain its Inventory consistent with past practice and not dispose of any Inventory that constitutes a Transferred Asset, except in the ordinary course of business;
(i)comply in all material respects with all Laws applicable to the conduct of the Transferred Operations or the ownership and use of the Transferred Assets; and
(j)not take or permit any action that would cause any of the changes, events or conditions described in Section 3.14 to occur..
 Access to Information.  From the date hereof until the Closing, Seller shall (i) afford Buyer reasonable access to and the right to inspect all of the Transferred Assets; (ii) furnish Buyer with such financial, operating and other data and information directly related to the Transferred Assets as Buyer may reasonably request; (iii) permit Buyer to interview Site Employees, subject to reasonable advance written notice, and (iv) cooperate with Buyer in its investigation of the Transferred Assets; provided, however, that any such Site Employee interviews and investigation shall be conducted during normal business hours upon reasonable advance written notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to materially interfere with the conduct of the Transferred Operations or any other businesses of Seller. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller's sole discretion: (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Transferred Operations.
 Employees and Employee Benefits.
(a)Buyer shall, or shall cause an Affiliate of Buyer to, offer employment to be effective on the Closing Date to no less than forty (40) Site Employees on terms with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by Seller immediately prior to the Closing; and (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Seller immediately prior to the Closing, (the Site Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”).  Seller shall terminate the employment of such Transferred Employees who accept offers prior to the Closing Date effective as of immediately prior to the Closing.

(b)Seller shall notify Buyer prior to Closing of any layoffs or terminations of any Seller employees in the 90-day period prior to Closing and Buyer shall notify Seller after Closing of any layoffs or terminations of any Transferred Employees in the 90-day period after Closing. Subject to Buyer’s compliance with this Section 5.04(b), Seller shall indemnify and hold Buyer harmless with respect to any liability, damages, fines, or costs (including reasonable attorneys’ fees) under the Worker Adjustment Retraining and Notification Act (the “WARN Act”)

and any other similar Laws with respect to “plant closings” or “mass layoffs” (as defined in the WARN Act) with respect to the termination of Site Employees on or prior to Closing. Buyer shall not take any action that would cause any termination of employment of any employee by Seller that occurs on or before the Closing Date to constitute a portion of a covered “plant closing” or “mass layoff” under the WARN Act or any other similar statute or to create any liability to Seller for any employment terminations under applicable law.
(c)Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Site Employee who accepts an employment offer by Buyer that is consistent with the requirements of Section 5.04(a), including for purposes of any Plan that provides for separation, termination or severance benefits, and that each such Site Employee will have continuous employment immediately before and immediately after the Closing.
(d)Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for any period relating to the services of all current and former Site Employees at any time on or prior to the Closing Date, any compensation or other amounts payable to any current or former Site Employee, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay.
(e)This Section 5.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.04 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.
 Governmental Approvals and Consents.
(a)Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)Each party shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain CFIUS Clearance.  Such reasonable best efforts shall include, without limitation, promptly (and not later than fourteen (14) Business Days after the date hereof, unless otherwise agreed by the parties) making a draft filing of the CFIUS Notice as contemplated by 31 C.F.R. § 800.501(g) and promptly (and not more than fourteen (14) days after receiving feedback from CFIUS regarding the draft CFIUS Notice) submitting a formal CFIUS Notice as contemplated by 31 C.F.R. § 800.501(a).  Buyer and Seller will use reasonable best efforts to prepare the CFIUS

Notice with respect to Buyer’s acquisition of Transferred Assets. Further, Buyer and Seller shall use reasonable best efforts to (A) provide as promptly as practicable to each other’s counsel and to CFIUS any additional or supplemental information and documentary material as may be necessary, proper or advisable in connection with preparation and submission of the CFIUS Notice; (B) permit the other party to review reasonably in advance any material communication (subject to appropriate redactions to maintain confidentiality of business information as mutually agreed to by the parties) proposed to be given by it to CFIUS, and consult with each other in advance of any meeting or conference with CFIUS, and, to the extent permitted by CFIUS, give the other party the opportunity to attend and participate in any such meeting or conference; and (C) keep each other timely apprised of the status and content of any material communications with, and any inquiries or requests for additional information or documentary material from, CFIUS, in each case to the extent permitted by applicable Law and subject to customary confidentiality and all applicable privileges (including the attorney-client privilege). With respect to Seller, nothing in this Section 5.05(b) shall be construed as requiring that the Seller adopt terms, conditions or restrictions that would reasonably be expected to have a material impact on the Seller, as determined in the Seller’s reasonable discretion. Buyer shall pay for the filing fee related to the CFIUS Notice, and each party shall be responsible for their own costs and expenses related to obtaining CFIUS Clearance.
(c)All analyses, presentations, memoranda, briefs, filings or proposals submitted to, or appearances, meetings, discussions,  or arguments made by or on behalf of either party before, any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(d)Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedules 3.04, 3.06, 4.02 and 4.03.
 Confidentiality.  Seller shall, and shall cause its respective Representatives to, treat as confidential and safeguard and not disclose or use for the benefit of any Person or business (other than the Transferred Operations) any and all non-public, confidential or proprietary information, and knowledge about the Transferred Operations or Buyer (the “Confidential Information”), except to the extent that such information can be shown to have been generally available to the public other than as a result of the disclosure by Seller or any of their Representatives; provided, however, that Seller may disclose Confidential Information to its Representatives in connection with the transactions contemplated by the Transaction Documents so long as such Representatives are informed by Seller of the nature of the Confidential

Information and are directed by Seller to hold such Confidential Information in confidence, and Seller shall be responsible for any breach of the confidentiality provisions of this Section 5.06 by its Representatives.  If Seller or any of its Representatives are legally required to disclose any Confidential Information, Seller shall (a) promptly notify Buyer and (b) cooperate in Buyer’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information.  If, in the absence of a protective order, Seller or any of its Representatives is compelled as a matter of Law to disclose Confidential Information to a third party, Seller and its Representatives may disclose to the third party compelling disclosure only the part of such Confidential Information as is required by Law to be disclosed; provided, however, that, prior to any such disclosure, Seller and its Representatives will, to the extent permitted by applicable Law and applicable time restrictions, use good faith efforts to advise and consult with Buyer and its counsel as to such disclosure and the nature and wording of such disclosure.

 Publicity.  Other than any press release that may be agreed in writing by Buyer and the Seller to be issued following the Closing, neither Buyer nor Seller shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or any of the other Transaction Documents or the existence of any arrangement between the parties, without the prior written consent of the other party, except where such publicity, news release or other public announcement is required by Law.
Section 5.08  Restrictive Covenants.
(a)Each party hereby agrees that, for a period of two (2) years after the Closing Date (the “Restricted Period”):
(i)Seller will not, directly or indirectly, as a partner, joint venturer, employer, employee, consultant, shareholder, principal, manager, agent or otherwise, own, manage, operate, finance, join, control or participate, give or lend money to any Person or business, whether in corporate, limited liability company or partnership form or otherwise, which in any way engages in any business that competes with the Transferred Operations in the Restricted Territory; provided, however, that (A) nothing herein shall be construed to prevent Seller from holding as a passive investment not more than one percent (1%) of the shares in any company whose shares are quoted on any stock exchange or inter-dealer quotation system, (B) nothing herein shall limit Seller from hiring the services of any  business that competes with the Transferred Operations so long as Seller is in compliance with the terms of the Manufacturing Services Agreement, and (C) the foregoing provisions shall not in any way limit or mitigate Seller’s confidentiality obligations herein.
(ii)Seller will not, directly or indirectly, as a partner, joint venturer, employer, employee, consultant, shareholder, principal, manager, agent or otherwise, induce or attempt to induce, or cause any Transferred Employee to leave the employ of or engagement with Buyer or hire or engage any such Transferred Employee or in any way materially interfere with the relationship between Buyer, on the one hand, and any such Transferred Employee, on the other hand. Nothing in this Section 5.08(a)(ii) shall prevent Seller from hiring anyone pursuant to a general solicitation which is not directed specifically at such Person or from hiring any employee whose employment has been terminated by Buyer or its Affiliate.
(iii)Seller shall not disparage Buyer, or any of Buyer’s current or former directors, owners, members, managers, officers, employees, independent contractors, or Affiliates (each, a “Buyer Covered Person”), with respect to such Buyer Covered Person’s business reputation as it relates to the business activities conducted by Buyer or any of Buyer’s subsidiaries or Affiliates, including, without limitation, in any and all interviews, oral statements, written materials, electronically-displayed materials, and material or information displayed on the internet or internet-related sites); provided, however, that nothing in this Agreement will prohibit Seller from complying with any valid subpoena or court order or from exercising any legal rights to which Seller is entitled.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or rebuttal of statements of others or normal competitive type statements that are not derogatory in nature, or pursuing any rights, remedies or benefits to which Seller may be entitled under this Agreement.
(iv)Buyer shall not disparage Seller or any of Seller’s current or former directors, owners, members, managers, officers, employees, independent contractors, or Affiliates (each, a “Seller Covered Person”), with respect to such Seller Covered Person’s business reputation as it relates to the business activities conducted by Seller or any of Seller’s Affiliates, including, without limitation, in any and all interviews, oral statements, written materials, electronically-displayed materials, and material or information displayed on the internet or internet-related sites); provided, however, that nothing in this Agreement will prohibit Buyer from complying with any valid subpoena or court order or from exercising any legal rights to which Buyer is entitled.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or rebuttal of statements of others or normal competitive type statements that are not derogatory in nature, or pursuing any rights, remedies or benefits to which Buyer may be entitled under this Agreement.
(b)The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Restricted Parties, in addition to any other relief available to them, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.
(c)The parties agree that the restrictions contained in this Section 5.08 are reasonable and necessary to protect the legitimate interests of each party and constitute a material inducement to each party to enter into the Transaction Documents and consummate the transactions contemplated by the Transaction Documents.  Each party further agrees that he, she or it will not challenge the reasonableness of the time, scope and geographic coverage in any legal proceeding, regardless of who initiates litigation.  In the event that any covenant contained in this Section 5.08 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered and directed to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 5.08 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.  The parties agree that the agreements and covenants contained in this Section 5.08 are being entered into by it in connection with the sale by Seller of the Transferred Assets and the goodwill of the Transferred Operations and assumption by Buyer of the Assumed Liabilities pursuant to this Agreement.
(d)The parties hereby acknowledges that the covenants made in this Section 5.08 are in addition to, and do not replace or amend, any non-competition covenants which may have heretofore been agreed to or may hereafter be agreed to, with the other party or its Affiliates, and in the event the covenants in this Section 5.08 are in any way found unenforceable or invalid or are in any way limited or reformed, such other covenants shall not be affected thereby.
Section 5.09 Tax Treatment and Purchase Price Allocation.
(a)The parties hereto agree and acknowledge that, for U.S. federal and applicable state and local Income Tax purposes, Buyer’s acquisition of the Transferred Assets from Seller will be treated as a taxable sale and purchase of the Transferred Assets under Section 1001 of the Code (the “Intended Tax Treatment”).
(b)For U.S. federal (and applicable state and local) Income Tax purposes, the parties shall allocate the Purchase Price (plus any Assumed Liabilities and any other amounts treated as consideration for applicable Income Tax purposes) (the “Tax Purchase Price”) among the Transferred Assets for tax purposes in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations promulgated thereunder in the manner specified in Schedule 5.09(b) attached hereto (the “Allocation Methodology”). Buyer shall deliver a draft schedule of the allocation of the Tax Purchase Price among the Transferred Assets for Income Tax purposes that is consistent with the Allocation Methodology (the “Allocation Schedule”) to Seller within sixty (60) days following the Closing Date. If Seller disagrees with the draft Allocation Schedule, then Seller shall, within thirty (30) days following receipt thereof, deliver a written objection to Buyer. Buyer and Seller shall attempt to resolve any disagreement with respect to the draft Allocation Schedule in good faith and Buyer shall make such changes to the draft Allocation Schedule as are mutually agreed by Buyer and Seller.  If Seller does not notify Buyer of a dispute with respect to the draft Allocation Schedule within such 30-day period, then such draft Allocation Schedule will be final, conclusive and binding on Buyer and Seller. In the event of a dispute, if Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within ten days after Seller advises Buyer of its objection, then such dispute shall be resolved by the Accounting Firm.  The fees for the Accounting Firm shall be split among the parties in accordance with this Section 5.09.
(c)If the parties are unable to agree on a mutually acceptable Accounting Firm, then they each shall select an independent accounting firm of nationally recognized reputation within five (5) days of notice of such dispute by either party and such firms shall mutually select a third firm of nationally recognized reputation to serve as the Accounting Firm.  The Accounting Firm shall resolve only those matters set forth in the objection notice remaining in dispute and is not to otherwise investigate any matter independently.  The parties each agree to furnish to the Accounting Firm access to such Persons and such information, books, and records as may be reasonably required by the Accounting Firm to make its final determination.  The parties shall also instruct the Accounting Firm to render its reasoned written decision as promptly as practicable but in no event later than thirty (30) days from the date that information related to the unresolved objections is presented to the Accounting Firm.
(d)The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Seller and Buyer based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm.  For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of the Seller’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of such costs would be borne by Seller. The Accounting Firm’s judgment as to the disputed matter will be final, conclusive and binding on the parties; provided, however, that the Accounting Firm shall be required to make its determination in a manner consistent with the Allocation Methodology.
(e)The parties agree that the Allocation Schedule (as finally determined in accordance with Section 5.09(b)) shall be binding and that they shall file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule and the Intended Tax Treatment.  No party shall take or permit others to take on its behalf any position, whether in connection with a Tax audit, a Tax Return or otherwise, that is inconsistent with the Allocation Schedule or the Intended Tax Treatment unless required pursuant to a final determination or similar dispositive ruling or decision by a Taxing Authority.  Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule.
Section 5.10 Taxes.
(a)Buyer and Seller shall cooperate fully with, and as and to the extent reasonably requested by, the other in connection with the preparation and filing of any Tax Return, statement, report or form or any audit, litigation or other similar proceeding with respect to Taxes relating to the Transferred Assets and the Transferred Operations.  Such cooperation shall include the retention of all Tax Returns (including supporting work papers) and (upon request) the provision of records and information which are reasonably relevant to any such audit, litigation or similar proceeding or any Tax planning with respect to the Transferred Operations.  Seller shall (i) retain for the period required by applicable Law all Tax Returns and other records with respect to Tax matters pertinent to Seller relating to any taxable period or portion thereof ending prior to the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) give Buyer reasonable written notice prior to destroying or discarding any such records and in such case, if Buyer so requests, allow Buyer to take possession of such Tax Returns and other records.

(b)For purposes of this Agreement, the portion of any Tax imposed or payable with respect to the Transferred Operations or the Transferred Assets for a Straddle Period shall be apportioned between the portion of the Straddle Period that begins on or before the Closing and ends on (and includes) the Closing (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that begins immediately after the Closing and continues to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 5.10(b).  The portion of such Tax attributable to the Pre-Closing Straddle Period shall (i) in the case property Taxes and other Taxes that are not imposed or payable in connection with or measured by reference to economic activity or a transaction be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the total number of days in the Straddle Period and (ii) in the case of any Taxes that are imposed or payable in connection with or measured by reference to economic activity or a transaction (including, for the avoidance of doubt, any sales or use taxes, excise taxes, value-added taxes, payroll or employment taxes, withholding taxes and any Tax based on or measured by income, receipts or profits earned during a Straddle Period), be deemed equal to the amount that would be payable if the Straddle Period ended as of and included the Closing.  The portion of a Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner.
(c)The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets or the Transferred Operations to Buyer; it being understood that any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.
(d)All transfer, documentary, excise, sales, use, value added, stamp, registration, recording and other similar Taxes, and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne and paid 50% by Buyer and 50% by Seller when due. The parties agree to cooperate, to the extent reasonably requested and permitted by applicable Law, to reduce any such Taxes, fees and charges arising in connection with the transactions contemplated under this Agreement. The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other party will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

 Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.02(a) have been satisfied.

 Site Lease Transition. The parties shall use their best efforts to obtain a full unconditional release related to the Site Lease in favor of Seller in connection with the Site Lease Transition; provided, however, if as a result of the transaction contemplated by this Agreement, Seller remains liable on the Site Lease and does not obtain a full unconditional release related to the Site Lease and existing letter of credit, the parties shall enter into a separate mutual indemnification agreement in favor of Seller for any post-Closing Damages related to the Site Lease and in favor of Buyer for any pre-Closing Damages related to the Site Lease.
 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI hereof.
 Site Sale or Assignment. For a period of two (2) years after the Closing Date, in the event that Buyer determines to solicit offers from non-affiliated third parties for the sale or assignment of the Site (other than as a result of, or in connection with, the CFIUS Notice), Buyer shall provide Seller with written notice within five (5) Business Days of Buyer’s initiation of such process and before accepting any offer.
 Intellectual Property License.  “Licensed IP” means any and all Data, information, methods, quality management systems, standard operating procedures, and Intellectual Property relating to the Transferred Operations that is owned by Seller but is not included in the defined term “Transferred Operations IP”; provided, however, Licensed IP does not include Intellectual Property that is not related to the Transferred Operations to the extent a use license may be granted under the Manufacturing Services Agreement, the terms of which shall govern the use of any such license granted thereunder.  Effective as of the Closing, the Seller hereby grants to the Buyer a non-exclusive, worldwide, fully paid-up, royalty-free, transferrable, perpetual and irrevocable license (with rights to sublicense through multiple tiers of sublicensees) to use, make, have made, sell, offer to sell, import, copy, modify, prepare derivative works of, distribute, perform, display, publish, disclose, practice and otherwise exploit the Licensed IP in connection with the manufacturing and production of cell and gene therapies.
 Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
 Transition Cooperation.  The parties shall work together in good faith to take such further actions as may be reasonably required to accomplish an orderly transition of the Transferred Operations from Seller to Buyer and to allow Buyer to continue to operate the Transferred Operations in a manner similar to the operation of the Transferred Operations by Seller as of the date of this Agreement, including, without limitation, completing the services schedules in the Transition Services Agreement prior to Closing, providing for the orderly transfer of information relating to the Transferred Operations that is contained within IT systems owned or controlled by Seller (such as, without limitation, Seller’s BlueMountain RAM account (GmP Compliant Asset Inventory System) and Seller’s SAP by Design account (ERP - Shared ownership between Supply Chain and Finance)) and providing for the orderly transfer of any and all manifestations of Intellectual Property to be transferred or licensed to Buyer hereunder.

ARTICLE VI

Conditions to Closing
 Conditions to Obligations of all Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)The parties shall have received Landlord’s approval and consent to the Site Lease Transition;
(b)Seller shall have received all required corporate approvals necessary to consummate the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Buyer, and such approvals shall not have been revoked;
(c)Buyer shall have received all required corporate approvals necessary to consummate the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Seller, and such approvals shall not have been revoked;
(d)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof; provided, that, this Section 6.01(d) shall not modify Section 5.05(b) (it being understood and agreed by the parties that CFIUS Clearance shall not be a condition to Closing) and no Chinese Governmental Approvals shall be a condition to Closing; and
(e)There shall be no actions, suits, claims, investigations or other legal proceedings pending or, threatened in writing against Buyer or Seller, that would result in a Material Adverse Effect with respect to the transactions contemplated by this Agreement.
 Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:
(a)Each of the Seller Specified Representations, shall be true and correct in all respects (in the case of any Seller Specified Representations qualified by materiality or Material Adverse Effect and taking into account such qualifications) or in all material respects (in the case of any Seller Specified Representations not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date). Except for the Seller Specified Representations, each of the representations and warranties of Seller contained in this Agreement, the Ancillary Agreements, and any certificate delivered pursuant hereto shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect;
(b)Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date;
(c)Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.04;
(d)All Liens relating to the Transferred Assets shall have been released in full, other than the Permitted Liens, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Liens;
(e)From the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Site; and
(f)Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
 Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of Buyer contained in this Agreement, the Ancillary Agreements, and any certificate delivered pursuant hereto, shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Buyer's ability to consummate the transactions contemplated hereby;
(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date;
(c)Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.05; and

(d)Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE VII

Indemnification
Section 7.01  Survival.
(a)Specified Representations and Covenants.  The Buyer Specified Representations and the Seller Specified Representations shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations.  Except as otherwise provided herein, the covenants and agreements of Seller and Buyer contained herein shall survive the Closing for the periods set forth therein or, if no such period is set forth, for the maximum period permitted by Law.
(b)Other Representations.  All representations and warranties contained in this Agreement and any certificate delivered in connection herewith other than specified in Section 7.01(a) above shall survive the Closing until the date that is twelve (12) months from the Closing Date; provided, however, that (i) any written claim for breach thereof made prior to such expiration date and delivered to the party against whom indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not affect the rights to indemnification of the party making such claim, and (ii) any claim with respect to Fraud shall survive indefinitely.
 Indemnification by the Seller .  Subject to Section 7.01 and Section 7.04, from and after the Closing, the Seller, on its own behalf and on behalf of its successors, executors, administrators, estate, heirs and assigns (collectively, the “Seller Indemnifying Parties”) shall indemnify and hold harmless Buyer, its Affiliates and direct and indirect members, stockholders, directors, officers, employees and agents (collectively, the “Buyer Indemnitees”) against and from any and all Damages which any Buyer Indemnitee may incur or suffer to the extent such Damages arise out of or result from:
(a)the breach of any representation or warranty of Seller contained in this Agreement or the Transaction Documents;
(b)any breach or nonfulfillment of any covenant or agreement made by Seller in this Agreement or the Transaction Documents;
(c)any of the Excluded Liabilities, including for the avoidance of doubt, any Excluded Taxes;
(d)any of the Excluded Assets;
(e)any Fraud committed by Seller; or
(f)the matters set forth on Schedule 7.02.

 Indemnification by Buyer.  From and after the Closing, Buyer, on its own behalf and on behalf of its successors and assigns (collectively, the “Buyer Indemnifying Parties”), shall indemnify and hold harmless the Seller and its Affiliates and direct and indirect members, stockholders, directors, officers, employees and agents (collectively, the “Seller Indemnitees”) against and from any and all Damages which Seller Indemnitees may incur or suffer to the extent such arise out of or result from:
(a)the breach of any representation or warranty of Buyer contained in this Agreement;
(b)any breach or nonfulfillment of any covenant or agreement made by Buyer in this Agreement; or
(c)any of the Assumed Liabilities.
Section 7.04  Scope of Liability.
(a)Subject to Section 7.04(c), (e) and (f), the Seller Indemnifying Parties shall not be liable for indemnification under Section 7.02(a) unless and until the aggregate of all Damages that may be recovered under Section 7.02(a) exceeds $55,000 (the “Basket”), in which event the Buyer Indemnitees shall be entitled to indemnification for the aggregate amount of all such Damages from the first dollar; provided, however, that, subject to Section 7.04(c), the Seller Indemnifying Parties shall not be liable for indemnification under Section 7.02(a) in excess of $1,600,000 (the “Cap”).
(b)Subject to Section 7.04(c), the Buyer Indemnifying Parties shall not be liable for indemnification under Section 7.03(a) unless and until the aggregate of all Damages that may be recovered under Section 7.03(a) exceeds the Basket, in which event the Seller Indemnitees shall be entitled to indemnification for the aggregate amount of all such Damages from the first dollar; provided, however, that, subject to Section 7.04(c), the Buyer Indemnifying Parties shall not be liable for indemnification under Section 7.03(a) in excess of the Cap.
(c)Notwithstanding anything to the contrary in this Agreement, neither the Basket nor the Cap shall apply in respect of claims arising out of breaches of or inaccuracies in the Seller Specified Representations or Buyer Specified Representations or claims for Fraud; provided however, in no event shall the Seller Indemnifying Parties be liable for indemnification under this Section 7.04 for an aggregate amount of all such Damages in excess of the Purchase Price actually received by Seller, except that Damages in excess of the Purchase Price actually received by Seller may be setoff by the Buyer Indemnitees against any Contingent Amount payable pursuant to Section 2.03(c)(iv).
(d)All Damages to be indemnified under this Agreement will be reduced by the amount of any insurance proceeds actually received by the Buyer Indemnitees or their respective Affiliates in respect of such Damages (net of any deductible amounts, costs, expenses, premiums or Taxes incurred in connection therewith); provided, however, that the foregoing shall not (i) require the Buyer Indemnitees or their respective Affiliates to proceed or seek action or recovery from any third party as a requirement hereunder or as a condition to seeking or recovering indemnification from any Seller Indemnifying Party, or (ii) be construed or interpreted as a guaranty of any level or amount of insurance recovery with respect to any Damages hereunder or as a requirement to maintain any insurance or to make any claim for insurance as a condition to any indemnification hereunder.
(e)Buyer Indemnitee shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.
(f)In no event shall any party be liable for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.
(g)Notwithstanding anything to the contrary in Section 7.04(a), Buyer may offset any Damages in excess of the Cap against any Contingent Amount payable pursuant to Section 2.03(c)(iv).
(h)For purposes of this ARTICLE VII only (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Damages with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
 Direct Claims.  Any Buyer Indemnitee or Seller Indemnitee claiming it may be entitled to indemnification under this ARTICLE VII (the “Indemnified Party”) shall give written notice (a “Claim Notice”) to the other party (the “Indemnifying Party”) of each matter, action, cause of action, claim, proceeding, demand, fact or other circumstances upon which a claim for indemnification (a “Claim”) hereunder may be based.  Such Claim Notice shall contain, with respect to each Claim, a description of such Claim and the estimated amount of Damages, if reasonably practicable.  Failure to give prompt Claim Notice hereunder shall not affect the Indemnifying Party’s obligations hereunder, except and only to the extent the Indemnifying Party actually suffers material prejudice by such failure.
Section 7.06  Third Party Claims.
(a)If any Indemnified Party receives notice of assertion or commencement of any Claim against such Indemnified Party made or brought by any Person who or which is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Claim”), with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof.  Such indemnification notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party.  The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires), to assume, the defense of any Third Party Claim at such

Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel if:  (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Damages resulting from such Third Party Claim, (ii) such Third Party Claim involves (and continues to involve) solely monetary damages which are not reasonably likely to exceed the Cap, if applicable; (iii) such Third Party Claim does not relate to or arise in connection with any criminal action, the Indemnified Party’s relationship with any customer, supplier, independent contractor or employee, or Taxes; and (iv) the Indemnifying Party makes reasonably adequate provision to satisfy the Indemnified Party of the Indemnifying Party’s ability to defend, satisfy and discharge such Third Party Claim (collectively, the “Defense Conditions”).  In such event, the Indemnifying Party shall from time to time apprise the Indemnified Party of the status of the Third Party Claim and shall furnish the Indemnified Party with such documents and information filed or delivered in connection with such Third Party Claim as the Indemnified Party may reasonably request.
(b)If, within twenty (20) days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 7.06(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 7.06(a) and the Defense Conditions are satisfied, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within five (5) Business Days after receiving written notice from the Indemnified Party that the Indemnified Party believes the Indemnifying Party has failed to take such reasonable steps, or if any of the Defense Conditions cease to be satisfied for any reason, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all costs or expenses paid or incurred in connection therewith, and Indemnified Party shall have the right to compromise or settle such Third Party Claim with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld).  If the Defense Conditions are satisfied and the Indemnifying Party elects to assume and control the defense of a Third Party Claim as provided herein, then:  (i) the Indemnifying Party will not be liable for any settlement of such Third Party Claim effected without its consent, which consent will not be unreasonably withheld or delayed; (ii) the Indemnifying Party may settle such Third Party Claim without the consent of the Indemnified Party only if (A) all monetary damages payable in respect of the Third Party Claim are paid by the Indemnifying Party, (B) the Indemnified Party receives a full, complete and unconditional release in respect of the Third Party Claim without any admission or finding of obligation, liability, fault or guilt (criminal or otherwise) with respect to the Third Party Claim and (C) no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnified Party or any of its Affiliates; and (iii) the Indemnifying Party may otherwise settle such Third Party Claim only with the consent of the Indemnified Party.  Notwithstanding anything herein stated, the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnifying Party if, and only if, (i) the Indemnifying Party has failed to assume the defense within the period provided herein, (ii) in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict between the interests of the Indemnifying Party and the Indemnified Party that would make such separate representation advisable, (iii) a defense exists for the Indemnified Party which is not available to the Indemnifying Party or (iv) the employment of such counsel at the expense of the Indemnifying Party has been specifically authorized by the

Indemnifying Party in writing.  If the Defense Conditions are not satisfied, the Indemnified Party may assume the exclusive right to defend, compromise or settle such Third Party Claim.
(c)A failure to give timely notice or to include any specified documents or information in any notice as provided in Sections 7.06(a) or 7.06(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, the party shall have been materially prejudiced by the failure of the other party to give such notice or deliver such documents or notices.
 Tax Treatment of Indemnity Payments.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes unless there is no reasonable basis for doing so under the applicable Law relating to Taxes.
 Payment of Damages.  Subject to the limitations set forth in this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of any Damages agreed to by the Indemnifying Party or finally adjudicated payable pursuant to this Article VII by wire transfer of immediately available funds.
 Exclusive Remedies.  Subject to Section 9.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (other than claims arising from Fraud), shall be pursuant to the indemnification provisions set forth in this Article VII.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII.
ARTICLE VIII

Termination
 Termination.  This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written consent of Seller and Buyer;
(b)by Buyer by written notice to Seller if:
(i)Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Seller by the Outside Date; or

(ii)any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)by Seller by written notice to Buyer if:
(i)Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Buyer by the Outside Date; or
(ii)any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
(d)by Buyer or Seller in the event that:
(i)there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;
(ii)any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or
(iii)Closing has not occurred by the Outside Date.
 Effect of Termination and Termination Fee.  In the event of the termination of this Agreement in accordance with this ARTICLE VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except the following:
(a)The obligations set forth in this Section 8.02, Section 5.06, Section 5.07 and ARTICLE IX hereof shall survive termination;
(b)If Buyer validly terminates this Agreement pursuant to Section 8.01(b)(i) due to Seller’s willful material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement, then Seller shall pay the Termination Fee to Buyer within thirty (30) Business Days following such termination by wire transfer of immediately available funds to an account or accounts designated in writing to Seller;
(c)If Seller validly terminates this Agreement due to Buyer’s failure to obtain any Chinese Governmental Approvals by the Outside Date or pursuant to Section 8.01(c)(i) due to Buyer’s willful material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement, then Buyer will pay the

Termination Fee to Seller within thirty (30) Business Days following such termination by wire transfer of immediately available funds to an account or accounts designated in writing to Buyer;
(d)Notwithstanding Section 8.02(b) or Section 8.02(c), the Termination Fee shall not be owed by either party as a result of (i) the failure to obtain Landlord’s approval and consent to the Site Lease Transition, or (ii) the failure of the conditions to Buyer’s obligations in Section 6.02(e) to be satisfied prior to the Outside Date;
(e)Nothing herein shall relieve any party hereto from liability for Fraud or any intentional breach of any provision hereof and in no event will any party (or any other Person) be entitled to collect the Termination Fee in circumstances in which the Closing occurs. The agreements contained in this ARTICLE VIII are an integral part of this Agreement and the transactions contemplated by this Agreement and, without such agreements, the parties would not have entered into this Agreement.
ARTICLE IX

Miscellaneous
 Waivers.  At any time, the parties hereto may by written agreement signed by each of the parties hereto, (a) extend the time for, or waive in whole or in part, the performance of any obligation of any party under this Agreement, (b) waive any inaccuracy in any representation, warranty or statement of any party hereto or (c) waive any compliance with any covenant contained in this Agreement.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement.
 Modifications and Amendments.  This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto.
Section 9.03  Assignability, Beneficiaries, Governing Law and Enforcement.
(a)This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. No assignment shall relieve the assigning party of any of its obligations hereunder.
(b)Except as provided in Sections 7.02 and 7.03 hereof, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.
(c)This Agreement shall be governed by the law of the State of Delaware without reference to the choice of law doctrine of such state.

 Notices.  Any notice, request, instruction or other communication to be given hereunder by any party to any other party shall be in writing and delivered personally, sent by postpaid registered or certified mail, or by e-mail:

if to Seller, addressed to:

Mustang Bio, Inc.

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[***]

[***]

[***]

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with a copy to:

[***]

[***]

[***]

[***]

[***]

[***]

[***]

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and if to any Buyer, addressed to:

UBriGene (Boston) Biosciences Inc.

[***]

[***]

[***]

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with a copy to:

[***]

[***]

[***]

[***]

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or to such other address as any party shall hereafter designate by like notice.  Each notice, request, instruction, consent and other communication under this Agreement shall be deemed to have been given or delivered upon receipt thereof by the intended recipient.

 Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.
 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.  If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.
 Entire Agreement.  This Agreement, the Exhibits annexed hereto, the Disclosure Schedules and the Ancillary Agreements constitute the entire understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersede all other understandings and negotiations with respect thereto.
 Payment of Expenses.  Except as otherwise set forth in this Agreement, all costs and expenses associated with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.
 Jurisdiction. Each party irrevocably agrees that any proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the state and federal courts located in the State of Delaware, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam with respect to any such proceeding and waives to the fullest extent permitted by law any objection that it may now or hereafter have that any such proceeding has been brought in an inconvenient forum.
 Service of Process. Each of the parties consents to service of any process, summons, notice or document which may be served in any proceeding in the state and federal courts located in the State of Delaware, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 9.04 hereof, to such party’s respective address set forth in Section 9.04 hereof.
 Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or disputes relating hereto or thereto.  Each party (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.11.
 Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the Laws in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement will be determined to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion determined to be invalid or unenforceable, such amendment to apply to the extent of such invalidity or unenforceability without affecting in any way the remaining provisions hereof, only with respect to the operation of such provision in the particular jurisdiction in which such determination is made.

 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
 Schedules.  All section headings in the Schedules correspond to the sections of this Agreement, but a disclosure provided in any Schedule shall, if the relevance of such disclosure is reasonably apparent from the face of such disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed), constitute disclosure for purposes of each other section of this Agreement where such disclosure is relevant. Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned to such terms in this Agreement.  No disclosure of the Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication of liability for any such breach or violation.  The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgement by the Seller or the Seller Indemnifying Parties that in and of itself, such information is material or outside the ordinary course.  No disclosure in the Schedules shall be deemed to create any new rights in any third party.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Seller: mustang bio, inc.
By: /s/ Manuel Litchman, M.D.
Name: Manuel Litchman, M.D.
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

BUYER:
UBRIGENE (BOSTON) BIOSCIENCES INC.
By:/s/Jian Chen
Name: Jian Chen
Title:Director

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]